THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-64887


                             SUBJECT TO COMPLETION

             PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 11, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 3, 1999)

                               13,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

     All of the shares of common stock are being sold by Boston Scientific Corporation. The U.S. underwriters are offering 10,400,000 shares in the United States and Canada and the international managers are offering 2,600,000 shares outside the United States and Canada.

     The common stock trades on The New York Stock Exchange under the symbol "BSX". On June 10, 1999, the last sale price of the common stock as reported on the New York Stock Exchange was $40 5/8 per share.
                             ----------------------

                                                             PER SHARE    TOTAL
                                                             ---------    -----
Public Offering Price......................................     $           $
Underwriting Discount......................................     $           $
Proceeds, before expenses, to Boston Scientific
  Corporation..............................................     $           $

     The U.S. underwriters may also purchase up to an additional 1,560,000 shares of common stock from Boston Scientific Corporation at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments. The international managers may similarly purchase up to an additional 390,000 shares of common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the shares of common stock will be ready for delivery in New
York, New York on or about              , 1999.
                             ----------------------

MERRILL LYNCH & CO.                                     PAINEWEBBER INCORPORATED

BANC OF AMERICA SECURITIES LLC
               BEAR, STEARNS & CO. INC.
                              DAIN RAUSCHER WESSELS
                               a division of Dain
                               Rauscher
                               Incorporated
                                             DEUTSCHE BANC ALEX. BROWN
                                                      U.S. BANCORP PIPER JAFFRAY
                             ----------------------

        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS                , 1999.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................   S-2
Summary.....................................................   S-5
Use of Proceeds.............................................   S-9
Price Range of Common Stock and Dividend Policy.............   S-9
Capitalization..............................................  S-10
Selected Consolidated Financial Information.................  S-11
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-13
Boston Scientific Corporation...............................  S-27
United States Tax Considerations For Non-United States
  Holders...................................................  S-37
Underwriting................................................  S-40
Legal Matters...............................................  S-43
Experts.....................................................  S-43

                            PROSPECTUS
Available Information.......................................     4
Incorporation of Certain Documents by Reference.............     5
Certain Forward-Looking Statements..........................     5
The Company.................................................     7
Trusts......................................................     7
Use of Proceeds.............................................     9
Ratio of Earnings to Fixed Charges..........................     9
Description of Debt Securities..............................    10
Description of Preferred Stock..............................    19
Description of Depositary Shares............................    21
Description of Common Stock.................................    24
Description of Warrants.....................................    26
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    27
Description of Trust Preferred Securities...................    27
Description of Trust Guarantee..............................    29
Plan of Distribution........................................    32
Legal Matters...............................................    33
Experts.....................................................    33

                             ----------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference, collectively called the "Prospectus," include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and our business and these statements are subject to risks, uncertainties and assumptions, including, among other things:

     - our ability to obtain benefits from the acquisition of Schneider Worldwide, formerly a member of the Medical Technologies Group of Pfizer Inc., including purchased research and development and physician and hospital relationships;

     - the process, outlays and plan for the integration of businesses acquired by us, and the successful and timely implementation of the related plans of rationalization;

     - the impact and timing of our supply chain initiatives and the ability of our global information systems to improve supply chain management;

     - the potential impacts of continued consolidation among healthcare providers, trends towards managed care and economically motivated buyers, healthcare cost containment, more stringent regulatory requirements and more vigorous enforcement activities;

     - our belief that we are well positioned to take advantage of opportunities for growth that exist in the markets we serve;

     - our continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment;

     - risks associated with international operations;

     - the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies;

     - our belief that our effective tax rate for 1999 will only increase slightly from 1998;

     - our ability to manage accounts receivable, manufacturing costs and inventory levels and mix and to react effectively to the changing managed care environment and worldwide economic conditions;

     - our ability to meet our projected cash needs through the end of 1999;

     - the effect of litigation and compliance activities on our legal provision;

     - costs and risks associated with implementing Year 2000 compliance and business process reengineering;

     - unforeseen delays, stoppages or interruptions in the supply and/or mix of the NIR(R) stent and our cost to purchase the NIR(R) stent;

     - the development of competing or technologically advanced products by our competitors;

     - the ability to realize improved long-term returns on our investments with a direct selling presence in emerging markets;

     - our ability to obtain more permanent financing to re-finance our revolving credit facilities or any of our commercial paper;

     - our ability to place commercial paper at reasonable rates and to roll over sufficient amounts of our existing 364-day revolving credit facilities;

     - our ability to comply with the debt ratio under our revolving credit facilities;

     - our expectation as of March 31, 1999 that a minimum of $700 million of short-term debt supported by our revolving credit facilities will remain outstanding through the next twelve months;

     - our ability to fund development of purchased technology at currently estimated costs and, beginning in 1999, to realize value assigned to in-process research and development and other intangible assets;

     - our ability to launch products on a timely basis, including products resulting from purchased research and development;

     - the impact of stockholder class action, patent, product liability and other litigation, including patent litigation with respect to the NIR(R) stent, the outcome of the U.S. Department of Justice investigation, and the adequacy of our product liability insurance;

     - the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations; and

     - the timing, size and nature of strategic initiatives available to us.

     Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in the Prospectus may not occur. For additional information relating to these and other risks, uncertainties and assumptions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Boston Scientific Corporation" in this prospectus supplement and similar discussions in our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by our Form 10-K/A dated April 28, 1999 and our Form 10-K/A2 dated June 2, 1999 (collectively called the "1998 Form 10-K"), and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (the "March 1999 Form 10-Q"), each incorporated by reference herein.
                             ----------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information in the accompanying prospectus is accurate only as of the date on the first page of the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since these dates.

                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire Prospectus, including the financial data and related notes included or incorporated by reference in the prospectus and the prospectus supplement, before making an investment decision. The terms "Boston Scientific," "our company" and "we" as used in this prospectus supplement refer to "Boston Scientific Corporation" and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only the parent company. Unless otherwise indicated, all information in this prospectus supplement reflects a 2-for-1 stock split effected in the form of a 100% stock dividend paid by Boston Scientific in the fourth quarter of 1998.

                         BOSTON SCIENTIFIC CORPORATION

     Boston Scientific is a leading worldwide developer, manufacturer and marketer of innovative minimally invasive medical devices. Our products are used in a broad range of interventional medical specialties, including cardiology, electrophysiology, gastroenterology, neuro-endovascular therapy, pulmonary medicine, radiology, urology and vascular surgery. Our products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. These products provide effective alternatives to traditional surgery by reducing procedural trauma, complexity, risk to the patient, cost and recovery time. We recorded net sales of $2.2 billion in 1998 and $708 million in the first quarter of 1999.

     Our strategy is to grow by identifying specific minimally invasive therapeutic and diagnostic areas that improve the quality of patient care and the productivity of healthcare delivery and by making the investments necessary to capitalize on these opportunities. Our internal development and, over the past few years, our strategic acquisitions and alliances have fueled the growth of our company. This growth has enabled us to offer one of the broadest product lines in the world in products for minimally invasive procedures and to compete more effectively in the current healthcare environment of cost containment, managed care, large buying groups and hospital consolidations. By employing a strategy designed to build strategic mass, we now maintain leadership positions in each of our markets.

     Our products are broadly categorized as vascular or nonvascular, depending on the anatomical system and procedure in which a product is intended to be used. We provide our innovative and diverse products through six principal divisions: Scimed, Boston Scientific Vascular (formerly operating as Medi-tech and Meadox), Target Therapeutics, EP Technologies (collectively referred to as our vascular business), Microvasive Endoscopy and Microvasive Urology (collectively referred to as our nonvascular business). In 1998, approximately 80% of our net sales were derived from our vascular business. Each of our divisions focuses on developing close professional relationships with physicians who specialize in the diagnosis and treatment of different medical conditions and offering products that satisfy their needs. With direct marketing and sales subsidiaries in more than 35 countries and distribution arrangements in more than 45 countries, approximately 38% of our 1998 sales were international.

                              RECENT DEVELOPMENTS

     On March 17, 1999, James R. Tobin joined Boston Scientific as Director, President and Chief Executive Officer. Prior to joining Boston Scientific, Mr. Tobin served as President and Chief Executive Officer of Biogen, Inc. from 1997 to 1998 and Chief Operating Officer of Biogen from 1994 to 1997. From 1972 to 1994, Mr. Tobin was a career executive with Baxter International, rising from financial analyst to President and Chief Operating Officer in 1992. Before becoming Baxter's President and Chief Operating Officer, he served as Managing Director in Japan, Managing Director in Spain, President of Baxter's I.V. Systems Group and Executive Vice President, responsible for running Baxter's worldwide business groups and then its U.S. manufacturing and distribution operations. Mr. Tobin currently serves on the Boards of Directors of Creative Biomolecules, Inc. and PathoGenesis Corporation. Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Tobin also served as a lieutenant in the U.S. Navy from 1968 to 1972.

     On September 10, 1998, Boston Scientific acquired Schneider Worldwide, formerly a member of the Medical Technology Group of Pfizer Inc., for approximately $2.1 billion in cash. Our acquisition of Schneider, a pioneer in less invasive medicine, enables us to become a participant in a number of high growth areas of interventional medicine in which we formerly did not compete. With the technology and intellectual property platform of Schneider, we can offer rapid exchange catheters in the U.S. with both a wide range of balloon angioplasty catheter devices and coronary stent delivery systems. We also have rights to broaden our product offerings to include nylon balloon technology. Also, with the Schneider WALLSTENT(R), we now offer, for the first time, a number of new non-coronary stent products. Schneider brought with it its NAMIC subsidiary, a global leader in the manufacture and sale of a broad line of products used for controlled delivery and monitoring of fluids during angiography and angioplasty procedures. The NAMIC product line broadens our product offerings to catheterization labs around the world as a full service specialty supplier. The acquisition should also complement many research and development programs at Boston Scientific. Schneider has been investing in many new technology areas of interest including carotid stenting, stent grafting, coronary radiation therapy, and biomaterials and coatings.

                               BUSINESS STRATEGY

     Our mission is to improve the quality of patient care and the productivity of healthcare delivery by the development and advocacy of minimally invasive medical devices and procedures. Our strategy for accomplishing this mission is to refine our existing products and procedures and to investigate, develop and acquire new technologies that reduce risk, trauma, cost, procedure time and the need for patient aftercare. Key elements of our strategy are as follows:

     - Product Diversity. We offer products in numerous categories for application throughout the human body. The breadth and diversity of our product lines permit medical specialists throughout the world to satisfy many of their minimally invasive medical device requirements from a single source. The scope of our products and markets also reduces our vulnerability to change in the competitive, regulatory and technological environments for any single product or market.

     - Product Innovation. We maintain an aggressive product development program designed to regularly introduce new products and new applications for existing technologies. Our product management teams and sales representatives interact with the worldwide medical community and generate market information that we may use to develop the specifications and features of new products. To expedite the design and development of new products, we employ our proprietary core technologies and applications knowledge across our product lines. Technological innovations that we develop for a particular application are often applied to procedures used in other markets that we serve.

     - Focused Marketing. We market our products through six principal divisions. Each of these divisions offers products to satisfy the needs of physicians specializing in the diagnosis and treatment of particular medical conditions. We believe that this focused marketing approach cultivates highly knowledgeable and dedicated sales representatives and fosters close professional relationships with physicians.

     - International Presence. Maintaining and expanding our international presence is important to our long-term growth plan. Through our international presence, we seek to increase net sales and market share, accelerate the time within which new products can be brought to market and gain access to worldwide technological developments that we may implement across our product lines.

     - Active Participation in the Medical Community. We believe that we have excellent working relationships with physicians and others in the medical industry. These relationships enable us to gain a detailed understanding of new therapeutic and diagnostic alternatives and to respond quickly to the changing needs of physicians and patients. To enhance our presence in the medical community, our employees actively participate in medical meetings, engage in comprehensive training and educational activities and write articles for publication in medical journals and textbooks. We believe that these activities contribute to the medical community's understanding and adoption of minimally invasive techniques and to the expansion of these techniques into new therapeutic and diagnostic areas.

     - Corporate Culture. We believe that success and leadership evolve from a motivating corporate culture that rewards achievement, respects and values individual employees and customers and has a long-term focus on quality, technology, integrity and service. We believe that our success derives in large part from our commitment to these principles and from the high caliber of our employees.

     - Strategic Acquisitions and Alliances. In recent years, we have sought out strategic acquisitions, alliances and venture opportunities to complement or expand our existing product lines or enhance our technological position. Although we do not expect to make any significant acquisitions in 1999, we expect that we will continue to seek out and review opportunities for acquisitions and strategic alliances that are consistent with our goals.

     For additional information with respect to our business, see "Boston Scientific Corporation" below and "Item 1 -- Business" in our 1998 Form 10-K and March 1999 Form 10-Q.

                                  THE OFFERING

Common stock offered by Boston
Scientific:

  U.S. offering..................    10,400,000 shares

  International offering.........    2,600,000 shares

     Total.......................    13,000,000 shares

Common stock to be outstanding
after the offering...............    410,941,993 shares

Use of proceeds..................    We estimate that the net proceeds from this
                                     offering (without exercise of the
                                     over-allotment options) will be
                                     approximately $500 million. We intend to use these net proceeds to repay indebtedness under certain of our revolving credit facilities.

NYSE symbol......................    BSX

     The number of shares outstanding after the offering excludes approximately 32,000,000 shares of common stock issuable upon exercise of vested and unvested options outstanding at May 31, 1999. The number of shares outstanding after the offering also assumes that the over-allotment options are not exercised. If the over-allotment options are exercised in full, we will issue and sell an additional 1,950,000 shares.

                                USE OF PROCEEDS

     We estimate that the net proceeds to Boston Scientific from the sale of the common stock offered hereby (without exercise of the over-allotment options) will be approximately $500 million after deducting estimated underwriting discounts and commissions, assuming an offering price of $40 5/8 per share, the last sale price of the common stock as reported in the NYSE on June 10, 1999, and estimated expenses of this offering. The net proceeds from the sale of the common stock will be used for the repayment of short-term indebtedness incurred in connection with the Schneider acquisition under certain of our revolving credit facilities. To the extent that the net proceeds are not used immediately for such purposes, we will invest them in short and/or medium term investment grade securities. As of May 31, 1999, we had $1.7 billion outstanding under such revolving credit facilities at an average rate of 5.43% per annum, which rate is subject to change over time.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the New York Stock Exchange under the symbol "BSX". The following table indicates the high and low sales prices of our common stock as reported by the NYSE for the periods indicated.

                                                               HIGH        LOW
                                                              -------    -------
1997
First Quarter...............................................  $35.750    $29.313
Second Quarter..............................................   31.469     20.500
Third Quarter...............................................   39.219     26.625
Fourth Quarter..............................................   29.875     20.500
1998
First Quarter...............................................   35.844     21.125
Second Quarter..............................................   37.281     30.219
Third Quarter...............................................   40.844     25.125
Fourth Quarter..............................................   29.500     20.125
1999
First Quarter...............................................   41.500     23.313
Second Quarter (through June 10, 1999)......................   44.938     33.625

     The last reported sales price of our common stock on the NYSE as of a recent date is set forth on the cover page of this prospectus supplement.

     We have not paid a cash dividend on our common stock during the past five years. We currently intend to retain all of our earnings to finance the continued growth of our business. We may consider declaring and paying a dividend in the future; however, we cannot assure you that we will do so.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999 and as adjusted to reflect the issuance of common stock offered hereby (without exercise of the overallotment options) and application of the net proceeds of the offering as described above under "Use of Proceeds," assuming an offering price of $40 5/8 per share, the last sale price of the common stock as reported on the NYSE on June 10, 1999. For further discussion of our capitalization, see our March 1999 Form 10-Q.

                                                                 MARCH 31, 1999
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
                                                                  (IN MILLIONS)
Short-term bank obligations (including current portion of
  long-term debt)...........................................  $1,027      $  516
Long-term debt, net of current portion......................   1,260       1,260
Obligations under capital leases............................      12          12
                                                              ------      ------
Total debt and obligations under capital leases.............   2,299       1,788
Stockholders' equity:
Preferred stock, $.01 par value -- 50,000,000 shares
  authorized, none issued and outstanding...................
Common stock, $.01 par value -- 600,000,000 shares
  authorized, 395,663,154 shares issued and outstanding;
  408,663,154 shares issued and outstanding as adjusted
  (assuming an offering of 13,000,000 shares)...............       4           4
Additional paid-in capital..................................     537       1,048
Retained earnings...........................................     481         481
Foreign currency translation adjustment.....................    (101)       (101)
                                                              ------      ------
Total stockholders' equity..................................     921       1,432
                                                              ------      ------
Total capitalization........................................  $3,220      $3,220
                                                              ======      ======

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth certain of our financial information and other operating information. The consolidated financial information for each of the five years ended December 31, 1998, set forth below, is derived from the consolidated financial statements incorporated by reference in our 1998 Form 10-K. The consolidated financial statements for the five years ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. The selected financial information for the three-month periods ended March 31, 1999 and 1998 is derived from unaudited consolidated financial statements included in our March 1999 Form 10-Q which, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of results of operations for such periods. The operating results for all periods presented are not necessarily indicative of the results that may be expected for any future periods and reflect merger-related and special charges recorded in conjunction with our acquisitions and strategic alliances. The following information should be read in conjunction with the consolidated financial statements (including the notes thereto) included in our 1998 Form 10-K and our unaudited condensed consolidated financial statements (including notes thereto) included in our March 1999 Form 10-Q.

                                        THREE MONTHS
                                       ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1999       1998       1998       1997       1996       1995       1994
                                     --------   --------   --------   --------   --------   --------   --------
                                                   (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
OPERATING DATA:
Net sales..........................  $    708   $    453   $  2,234   $  1,831   $  1,551   $  1,191   $    933
Gross profit.......................       478        315      1,499      1,285      1,123        848        639
Selling, general and administrative
  expenses.........................       207        159        755        663        492        386        309
Amortization expense...............        23          8         53         33         24          6          2
Royalties..........................        10          7         31         22         17         26         26
Research and development
  expenses.........................        49         45        200        167        135        106         86
Purchased research and
  development......................        --         --        682         29        110         68         --
Restructuring and merger-related
  charges (credits)................        --         --        (15)       146         32        204         --
                                     --------   --------   --------   --------   --------   --------   --------
Total operating expenses...........       289        219      1,706      1,060        810        796        423
                                     --------   --------   --------   --------   --------   --------   --------
Operating income (loss)............       189         96       (207)       225        313         52        216
Income (loss) before cumulative
  effect of change in accounting...       100         60       (264)       131        167        (18)       142
Cumulative effect of change in
  accounting (net of tax)..........        --         --         --        (21)        --         --         --
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................  $    100   $     60   $   (264)  $    110   $    167   $    (18)  $    142
                                     ========   ========   ========   ========   ========   ========   ========
Income (loss) per common share
  before cumulative effect of
  change in accounting:
  Basic............................  $   0.25   $   0.15   $  (0.68)  $   0.34   $   0.43   $  (0.05)  $   0.38
  Assuming dilution................  $   0.25   $   0.15   $  (0.68)  $   0.33   $   0.42   $  (0.05)  $   0.38
Net income (loss) per common share:
  Basic............................  $   0.25   $   0.15   $  (0.68)  $   0.28   $   0.43   $  (0.05)  $   0.38
  Assuming dilution................  $   0.25   $   0.15   $  (0.68)  $   0.28   $   0.42   $  (0.05)  $   0.38
Weighted average shares
  outstanding -- assuming dilution
  (in thousands)...................   401,802    396,814    390,836    399,776    398,706    381,574    379,126

                                          MARCH 31,                            DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1999       1998       1998       1997       1996       1995       1994
                                     --------   --------   --------   --------   --------   --------   --------
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital....................  $   (304)  $    783   $   (353)  $    227   $    335   $    345   $    475
Total assets.......................     3,876      2,067      3,893      1,924      1,585      1,159      1,114
Commercial paper...................        --         --      1,016        423        213         --         --
Short-term bank obligations........     1,027         18         11         24         28         58         89
Long-term debt, net of current
  portion..........................     1,260        555      1,364         46         --          4         17
Stockholders' equity...............       921      1,026        821        957        995        808        794
Book value per common share........      2.33       2.64       2.08       2.47       2.50       2.12       2.10

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     On September 10, 1998, we consummated our acquisition of Schneider, formerly a member of the Medical Technology Group of Pfizer Inc., for $2.1 billion in cash. The acquisition was accounted for using the purchase method of accounting. The selected consolidated financial information below and the consolidated financial statements included in our 1998 Form 10-K, which is incorporated by reference herein, include Schneider's operating results from the date of acquisition.

  Three Months Ended March 31, 1999 and 1998

     Net sales for the first quarter increased 56% to $708 million as compared to $453 million in the first quarter of 1998. The first quarter results include the operations of Schneider, which we acquired in the third quarter of 1998. On a pro forma basis, assuming Schneider revenues had been included in the first quarter of 1998, net sales in the first quarter of 1999 increased 30%. Net income for the first quarter increased 67% to $100 million, or $.25 per share (diluted). This compares to net income of $60 million, or $.15 per share, reported in the first quarter of 1998.

     During the first quarter of 1999, U.S. revenues increased approximately 66% to $441 million, while international revenues increased approximately 43% to $267 million compared to the same period in the prior year. U.S. revenues as a percentage of worldwide sales increased from 59% in the first quarter of 1998 to 62% in the first quarter of 1999. Worldwide vascular and nonvascular sales increased 65% and 27%, respectively, compared to the same period in the prior year. Without the impact of foreign currency exchange rates on translation of international revenues, worldwide sales for the first quarter increased approximately 53% compared to the same period in the prior year. The increases in U.S. sales as a percentage of worldwide sales and in vascular sales were primarily attributable to our domestic sales of coronary stents. U.S. coronary stent revenues, primarily sales of the NIR(R) stent, were approximately $105 million during the first quarter of 1999. Worldwide NIR(R) coronary stent sales as a percentage of worldwide sales were approximately 20% in the first quarter of 1999. The NIR(R) coronary stent is supplied by Medinol and unforeseen delays, stoppages or interruptions in the supply and/or mix of the NIR(R) stent could adversely affect our operating results. We are committed to purchase approximately $120 million of NIR(R) stents for the remainder of 1999.

     Gross profit as a percentage of net sales decreased from 69.5% in the first quarter of 1998 to 67.5% in the first quarter of 1999. As a result of multiple acquisitions, our supply chain has been weakened and there has been continued pressure on gross margins, including write-downs for excess and obsolete inventory, and high manufacturing costs. During 1998, we initiated a full-time global program to focus on supply chain optimization. The program is designed to lower inventory levels and the cost of manufacturing, improve absorption and minimize inventory write-downs. By addressing the entire supply chain, including application of lean manufacturing techniques, we seek to return gross margins to more acceptable levels and to improve working capital. The program should be completed by the end of 1999. The decrease in gross margins during the first quarter of 1999 compared to the first quarter of 1998 was partially offset by favorable pricing on new products and mix.

     Success of the global supply chain initiative is critical to realizing improved gross margins and reducing our inventory to an acceptable level. In addition, gross margins could be significantly impacted by the purchase price of NIR(R) coronary stents and the amount of NIR(R) coronary stent sales as a percentage of worldwide sales. As average selling prices for the NIR(R) stents fluctuate, our cost to purchase the stents will change because cost is based on a constant percentage of average selling prices.

     Selling, general and administrative expenses as a percentage of net sales decreased from 35% of net sales in the first quarter of 1998 to 29% of net sales in the first quarter of 1999, while increasing from $159 million in the first quarter of 1998 to $207 million in the first quarter of 1999. The decrease as a percent of net sales is primarily attributable to the launch of coronary stents in the U.S. and Japan, the realization
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of synergies as we integrate Schneider into our organization, and improved returns in certain geographic regions as we continue to leverage our direct sales infrastructure. The increase in expense dollars is primarily attributable to higher selling expenses as a result of the launch of coronary stents in the U.S., the results of Schneider operations in the period, and increased costs to expand our direct sales presence in certain geographic regions. Additionally, legal costs associated with asserting our patent portfolio and defending against claims that our products infringe the intellectual property of others are increasing. Similarly, legal costs associated with non-patent litigation and compliance activities are also rising. Depending upon the prevalence, significance and complexity of these matters, our legal provision could be adversely impacted in the future.

     Amortization expense increased 188% from $8 million in the first quarter of 1998 to $23 million in the first quarter of 1999 and increased as a percentage of net sales from 1.8% to 3.2%. The increase is primarily a result of the amortization of intangibles related to the purchase of Schneider.

     Royalties increased approximately 43% from $7 million in the first quarter of 1998 to $10 million in the first quarter of 1999. We continue to enter into strategic technological alliances, some of which include royalty commitments.

     Research and development expense dollars increased approximately 9% from $45 million in the first quarter of 1998 to $49 million in the first quarter of 1999, while decreasing as a percentage of net sales from 10% in the first quarter of 1998 to 7% in the first quarter of 1999. The increase in research and development dollars reflects increased spending on new product development programs and regulatory and clinical research, and reflects our continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment. The decrease as a percent of net sales is primarily attributable to the launch of coronary stents in the U.S. and Japan. Our research and development projects acquired in connection with our prior business combinations are generally progressing in line with the schedules and cost estimates previously reported in our most recent filings with the SEC. The trend in countries around the world toward more stringent regulatory requirements for product clearance and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses.

     Interest expense increased from $6 million in the first quarter of 1998 to $35 million in the first quarter of 1999. The overall increase in interest expense is primarily attributable to a significantly higher outstanding debt balance due primarily to the Schneider acquisition.

     Our effective tax rate increased from approximately 32% in the first quarter of 1998 to 34% in the first quarter of 1999. The increase is primarily attributable to a shift in the mix of U.S. and international business.

     We have substantially completed the integration of all mergers and acquisitions consummated prior to 1998 and expect to complete the integration of Schneider by the end of 1999. Our management believes it has developed a sound plan for continuing and concluding the integration process, and that it will achieve that plan. However, in view of the number of major transactions that we have undertaken, the dramatic change in our size and the complexity of our organization resulting from these transactions, our management also believes that the successful implementation of its plan presents a significant degree of difficulty. The failure to integrate these businesses effectively could adversely affect our operating results in the near term, and could impair our ability to realize the strategic and financial objectives of these transactions.

     Uncertainty remains with regard to future changes within the healthcare industry. The trend towards managed care and economically motivated buyers in the U.S. may result in continued pressure on selling prices of certain products and resulting compression on gross margins. In addition to impacting selling prices, the trend to managed care in the U.S. has also resulted in more complex billing and collection procedures. Our ability to effectively react to the changing environment may impact our bad debt and sales return provision in the future. Further, the U.S. marketplace is increasingly characterized by consolidation

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among healthcare providers and purchasers of medical devices who prefer to limit the number of suppliers from whom they purchase medical products. We cannot assure you that these entities will continue to purchase our products.

     International markets are also being affected by economic pressure to contain reimbursement levels and healthcare costs. Our ability to benefit from our international expansion may be limited by risks and uncertainties related to economic conditions in these regions, competitive offerings, infrastructure development, rights to intellectual property, and our ability to implement our overall business strategy. Any significant changes in the political, regulatory or economic environment where we conduct international operations may have a material impact on revenues and profits. Specifically, the deterioration in the Japan economy may impact our ability to collect our outstanding Japan receivables.

     These factors pertain not only to the quarterly comparative periods discussed above, but also to the yearly comparative periods discussed below. Although these factors may impact the rate at which we can grow, we believe that we are well positioned to take advantage of opportunities for growth that exist in the markets we serve.

  Years Ended December 31, 1998 and 1997

     Net sales increased 22% in 1998 to $2,234 million from $1,831 million in 1997. Without the impact of foreign currency exchange rates on translation of international revenues, net sales for 1998 increased 25%. International sales during 1998 were negatively impacted compared to 1997 by approximately $47 million of unfavorable exchange rate movements caused primarily by the strengthening of the U.S. dollar versus the Japanese yen. Net income for the year ended December 31, 1998, excluding merger-related and special charges, was $262 million or $0.66 per share (diluted) compared to $266 million or $0.67 per share in 1997. For 1998, we reported a net loss of $264 million or $0.68 per share (diluted), including merger-related and special charges of $527 million, net of tax, as compared to 1997 net income of $110 million, or $0.28 per share, including merger-related and special charges of $156 million, net of tax.

     U.S. revenues increased approximately 30% from 1997 to $1,394 million in 1998, while international revenues increased approximately 11% from 1997 to $840 million in 1998. U.S. sales as a percentage of worldwide sales increased from 59% in 1997 to 62% in 1998. Worldwide vascular and nonvascular sales increased 25% and 13%, respectively, from 1997 to 1998. The increases in U.S. sales as a percentage of worldwide sales and in vascular sales were primarily attributable to our 1998 third quarter introduction of U.S. coronary stents. U.S. coronary stent revenues, primarily sales of the NIR(R) stent, were approximately $211 million during the second half of 1998. Worldwide NIR(R) coronary stent sales as a percentage of worldwide sales were approximately 13% in 1998 and could exceed 20% during 1999. The NIR(R) coronary stent is supplied by Medinol and unforeseen delays, stoppages or interruptions in the supply and/or mix of the NIR(R) stent could adversely affect our operating results.

     On November 3, 1998, we announced that we had detected the occurrence of business irregularities in the operations of our Japanese subsidiary. The irregularities detected involved shipments of products that were improperly recorded as sales to the subsidiary's dealer network in Japan. We have recently completed our investigation of the irregularities and believe that the irregularities were limited to the operations of the Japan subsidiary. Our financial statements reflect our management's estimate of the timing and impact of the Japan business irregularities.

     Gross profit as a percentage of net sales was approximately 67.1% and 70.2% during 1998 and 1997, respectively. As a result of multiple acquisitions, our supply chain has been weakened and there has been continued pressure on gross margins, including write-downs for excess and obsolete inventory and high manufacturing costs. During 1998, we initiated a full time global program to focus on supply chain optimization. The program is designed to lower inventory levels and the cost of manufacturing, improve absorption and minimize inventory write-downs. By addressing the entire supply chain, including application of lean manufacturing techniques, we seek to return gross margins to more acceptable levels and to improve working capital. The program should be completed by the end of 1999.

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     The decrease in gross margins during 1998 compared to 1997 was also attributable to a decline in average selling prices due to continuing pressure on healthcare costs and increased competition, and the significant increase in sales of the NIR(R) coronary stent which have lower gross margins than the corporate average. As average selling prices for the NIR(R) stents fluctuate, our cost to purchase the stents will change because cost is based on a constant percentage of average selling prices. In the third quarter of 1998, we provided $31 million ($21 million, net of tax) for costs associated with our decision to voluntarily recall the NIR ON(TM) Ranger(TM) with Sox(TM) coronary stent system in the U.S.

     Success of the global supply chain initiative is critical to realizing improved gross margins. In addition, gross margins could be significantly impacted by the purchase price of NIR(R) coronary stents and the amount of NIR(R) coronary stent sales as a percentage of worldwide sales.

     Selling, general and administrative expenses as a percentage of net sales decreased from 36% in 1997 to 34% in 1998, while increasing approximately $92 million from $663 million in 1997 to $755 million in 1998. The decrease as a percent of sales is primarily attributable to the increase in net sales related to the launch of coronary stents in the U.S. In addition, during the past three years, we have expanded our direct sales presence in Europe and emerging markets so as to be in a position to take advantage of market opportunities in those regions. The costs of expansion have negatively impacted our operating margins. During the second half of 1998, our rate of investment slowed and we have begun to realize improved returns in certain geographic regions. We believe that, during 1999, we will continue to leverage our direct sales infrastructure.

     Approximately $17 million of the 1998 increase in expense dollars is attributable to results of Schneider operations from the date of acquisition through December 31, 1998. In addition, the increase in expense dollars reflects costs to operate our new global information system and increased costs of domestic distribution.

     Amortization expense increased 63% from $32 million in 1997 to $53 million in 1998 and increased as a percentage of sales from 1.8% to 2.4% of net sales. The increase is primarily a result of the amortization of intangibles related to the purchase of Schneider from the date of acquisition through December 31, 1998.

     Royalties remained at approximately 1% of net sales while increasing 41% from $22 million in 1997 to $31 million in 1998. We continue to enter into strategic technological alliances, some of which include royalty commitments.

     Research and development expenses remained at 9% of net sales while increasing 20% from $167 million in 1997 to $200 million in 1998. Approximately $7 million of the increase in 1998 is attributable to research and development of Schneider from the date of acquisition through December 31, 1998. The increase in research and development reflects increased spending on new product development programs and regulatory and clinical research, and reflects our continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment. The trend in countries around the world toward more stringent regulatory requirements for product clearance and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses.

     The aggregate purchase price of the Schneider acquisition has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to specific intangible asset categories with the remainder assigned to excess of cost over net assets acquired. Core technology, developed technology, assembled workforce, trademarks and patents are being amortized on a straight-line basis over periods ranging from 9 to 25 years. We are amortizing the value assigned to customer lists (relationships) over 25 years because it has been our experience that physician and hospital relationships are built for the long term and fundamental to our business of bringing innovative products to market. We realize that maintaining these and similar relationships will require ongoing efforts. However, both Schneider and we have over a 20 year history of working closely with interventionalists and their

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institutions for both vascular and nonvascular applications and our management believes these relationships will continue to benefit us. In addition, after considering the long-term prospects for the less invasive medical device industry and the fundamental role of catheter-based interventional medicine, as well as Schneider's competitive position within the industry, our management has concluded that it is appropriate to amortize the excess of the Schneider purchase price over the fair value of the assets acquired over 40 years. Finally, we recorded a $671 million charge ($524 million, net of tax) to account for purchased research and development acquired. The valuation of purchased research and development represents the estimated fair value related to incomplete projects. At the date of the acquisition, the development of these projects had not reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the date of acquisition.

     The income approach was used to establish the fair values of the intangible assets. This approach establishes the fair value of an asset by estimating the after-tax cash flows attributable to the asset over its useful life and then discounting these after-tax cash flows back to a present value. The discounting process uses a rate of return commensurate with the time value of money and investment risk factors. Accordingly, for the purpose of establishing the fair value of each asset in the Schneider analysis, revenues for each future period were estimated, along with costs, expenses, taxes and other charges. Revenue estimates were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by us and our competitors. With respect to the value of purchased research and development, we considered, among other factors, the research and development project's stage of completion, the complexity of the work completed to date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the projected product introduction date and the estimated useful life of the technology. The respective after-tax cash flows were then discounted back to present value using a risk-adjusted discount rate. The discount rates used in the Schneider analysis ranged from 16% to 28% depending upon the risk profile of the particular asset.

     We believe that the assumptions used in the forecasts were reasonable at the time of the acquisition. We cannot assure you, however, that the underlying assumptions used to estimate expected project revenues, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, among others, actual results may vary from the projected results.

     The in-process technology acquired in the Schneider acquisition consisted of 20 significant research and development projects, ranging in stage of completion from 46% to 95%. One project reached completion in late 1998, while the others are expected to reach completion in 1999, 2000 and 2001. New in-process technologies include brachytherapy for the prevention of restenosis, devices for the treatment of carotid disease, devices for the treatment of coronary artery disease, devices for peripheral vascular disease, devices for aneurysmal disease and devices for nonvascular disease. Remaining efforts to complete the projects include product validation, the successful completion of clinical trials and governmental regulatory approvals. Through the acquisition date, approximately $65 million had been spent by Schneider on the in-process research and development projects. We intend to incur in excess of $50 million, related primarily to salaries, materials, clinical trials and regulatory costs, to develop the in-process technology into commercially viable projects over the next three years. The value assigned to in-process research and development is reasonable in light of the amounts invested to date and expected to be incurred because we believe that the technologies associated with the purchased research and development are well positioned in high potential, high growth markets that are highly valued in the medical device industry. The degree of uncertainty regarding the future benefits of the acquired in-process research and development was lessened because of the advanced state of the projects at the date of acquisition. We also believe that the amount invested as of the acquisition date and/or the amount needed to complete the projects do not bear directly on the fair value of the underlying technologies. We expect to begin to realize significant revenue and cash flows from the in-process technology beginning in 1999.

     The most significant purchased research and development projects that were in-process at the date of acquisition were brachytherapy, devices for aneurysmal disease and coronary stents which in the aggregate represent over 60% of the in-process value. The brachytherapy project represents approximately 26% of the
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purchased research and development value. Key assumptions used in the analysis of brachytherapy included gross margins excluding depreciation of approximately 87% and a discount rate of 28%. The brachytherapy system is an intravascular radiation system designed to reduce clinical restenosis after PTCA and/or stenting. The system consists of a computer controlled afterloader, beta radiation source, centering catheter, source delivery wire and dummy wire. As of the date of acquisition, the project was expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $5 to $10 million.

     The coronary stent projects represent approximately 16% of the purchased research and development value. Key assumptions used in the analysis of coronary stents included gross margins excluding depreciation of approximately 87% and a discount rate of 28%. Projects underway at the date of acquisition were stent systems for native coronary artery disease, saphenous vein graft disease, and versions with novel delivery systems. The stent systems in-process are designed to conform to the arterial anatomy resulting in remodeling of the vessel. An atraumatic tip reduces vessel trauma and enhances trackability, while position markers together with a high degree of stent radiopacity facilitate proper placement. The stent systems also use a unique reconstrainable delivery system. The Company believes that the stent systems will be especially helpful in the treatment of saphenous vein graft disease. As of the date of acquisition, the projects were expected to be completed and the products commercially available for sale in the U.S. within one year with an estimated cost to complete of approximately $1 to $3 million.

     The aneurysmal disease projects represent approximately 20% of the purchased research and development value. Key assumptions used in the analysis of the aneurysmal disease projects included gross margins excluding depreciation of approximately 86% and a discount rate of 28%. The objective of the projects is to develop endoluminal grafts for the treatment of late stage vascular aneurysms and occlusions. The most significant of the projects in this category at the date of acquisition was the endoluminal graft for the treatment of abdominal aortic aneurysms. The device consists of an endoluminal graft trunk where the lumen is formed into two sockets which, after placement of the trunk in the proximal neck of the aneurysm, accepts two endoluminal graft legs which extend to the iliac arteries. Valuable elements of the abdominal aortic device at the date of acquisition include the spun Corethane(R) graft covering, the self-expanding scaffold design, and the delivery systems. Other projects in this category included the endoluminal graft for thoracic aortic aneurysmal disease, which is a tubular endoluminal graft to be used in the aorta distal to the aortic arch. As of the date of acquisition, the projects were expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $10 to $15 million.

     Our management expects to continue supporting these research and development efforts and believes we have a reasonable chance of completing the in-process technology. However, the development of the in-process technology is subject to risks and uncertainties. These include the inherent difficulties in completing the projects on a timely basis, potential changes in future target markets, technology and governmental regulation, third party intellectual property, and product introductions or other actions by competitors. If the projects are not successfully developed, we may not realize the value assigned to the in-process technology. In addition, the value of the other acquired intangible assets may also become impaired.

     We are in the process of implementing a rationalization plan established in conjunction with the consummation of the Schneider acquisition. The rationalization plan takes into consideration duplicate capacity and opportunities for further leveraging of cost and technology platforms. Our actions approved and committed to in the fourth quarter of 1998 will result in the displacement in 1999 of approximately 2,000 current positions, over half of which are manufacturing positions. We have decided to close five Schneider facilities, as well as transition the manufacturing of selected Boston Scientific product lines to different sites. We expect that approximately 1,000 positions will be added in 1999 as a result of the transition plan. In addition, we will continue to challenge our plant network strategy during 1999. We estimate that the costs associated with these activities, excluding transition costs, will be approximately $62 million, most of which represent severance and related costs. Approximately $36 million of the total has been capitalized as part of the purchase price of Schneider. The remaining $26 million ($17 million,
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net of tax) has been charged to operations. The rationalization plan also resulted in the decision to expand, not close, certain Target Therapeutics facilities originally provided for in a 1997 merger-related charge and to relocate other product lines to these Target Therapeutics facilities. These actions are anticipated to result in annualized cost savings of approximately $50 to $75 million. In the fourth quarter of 1998, we reversed $21 million ($14 million, net of tax) of previously recorded merger-related charges of which approximately $4 million related to facility costs and which also included revised estimates of contractual commitment payments, associated legal costs and other asset write-downs originally provided for in a 1997 merger-related charge.

     In the second quarter of 1998, we realigned our operating units and decided to operate Target Therapeutics independently instead of as a part of our vascular division as was planned at the date of the Target Therapeutics acquisition. Our management believed that an independent Target Therapeutics would allow the business unit to develop its technologies and markets more effectively than it would as part of the vascular division. As a result of this decision, in the second quarter of 1998, we reversed $20 million ($13 million, net of tax) of 1997 Target Therapeutics merger-related charges primarily related to revised estimates for costs of workforce reductions and costs of cancelling contractual commitments. In addition, in the second quarter of 1998, we recorded purchased research and development of approximately $11 million in connection with another acquisition consummated during 1998 and in the fourth quarter of 1998, we recorded $30 million ($20 million, net of tax) of year-end adjustments related primarily to write-downs of assets no longer deemed to be strategic. The assets relate primarily to inventory, long lived and intangible assets that we do not believe will be sold or realized, respectively, because of revisions to and terminations of strategic alliances. The provisions have been recorded as costs of sales ($12 million), selling, general and administrative expenses ($12 million), amortization expenses ($2 million), royalties ($2 million), research and development expenses ($1 million) and other expenses ($1 million).

     As discussed previously, results for the year ended December 31, 1998 include a provision of $31 million for costs associated with our decision to voluntarily recall the NIR ON(TM) Ranger(TM) with Sox(TM) coronary stent system in the U.S. We are aware that the U.S. Department of Justice is conducting an investigation of matters that include this recall. We are cooperating fully in the investigation.

     During 1997, we recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to our acquisition of Target Therapeutics, purchased research and development of $29 million, net of tax, in conjunction with accounting for our additional investment in Medinol and other strategic investments, and a charge of $31 million ($21 million, net of tax) to reflect the impact of implementing a new accounting standard. 1997 results also include provisions related to inventory write-downs of $19 million ($13 million, net of tax) and litigation-related reserves of $34 million ($23 million, net of tax). Our Target Therapeutics merger-related charges reflect estimated costs to integrate all aspects of the Target Therapeutics business into the vascular business, and include those costs typical in a merging of operations, such as rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset write-downs and other integration costs. The Target Therapeutics restructuring plan was initiated to gain expanded market opportunities and reduce costs. We planned to integrate the Target Therapeutics business into our vascular business, terminate the Target Therapeutics distributors in countries where we had a direct sales presence, move the Target Therapeutics manufacturing and research and development operations to Ireland and other vascular facilities, and manage Target Therapeutics' administrative and corporate activities at our headquarters. Specifically, we planned to exit Target Therapeutics' leased headquarters, manufacturing and research locations in California, as well as terminate Target Therapeutics' sales offices in Germany, Japan and the United Kingdom. The lease terminations were planned to begin during 1997 and to be completed by the end of 1998. In conjunction with the exit plan, we planned to terminate approximately 500 people, of which approximately 100 were corporate/administrative, 300 were manufacturing and 100 were research and development personnel. At the date of the Target Therapeutics acquisition, we also provided for the excess cost over fair market value of selected Target Therapeutics leasehold improvements, machinery and computer equipment, and other assets ($8 million). As discussed above, we reversed our decision to integrate the Target Therapeutics business into the vascular division in the second quarter of 1998. The merger and integration activities,

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including the reversal of previously recorded charges related to the integration of Target Therapeutics into the vascular division, were substantially completed during 1998. The most significant costs (approximately $50 million) relate to estimated costs to cancel contractual obligations with distributors. During 1996 and 1997, we expanded our direct sales presence outside the U.S. so as to be in position to take advantage of expanded market opportunities and the cancellation of Target Therapeutics' distributor contractual obligations is consistent with this strategy. Benefits from the strategy began to be realized in 1998 as we were able to eliminate duplicate sales infrastructure and to transition the businesses to a seasoned sales force. In the second quarter of 1997, we decided not to reintroduce a vascular product that had been previously withdrawn from the European market. As a result, we determined that there would be no future sales of the product, thus no projected cash flows. We wrote off the intellectual property ($8 million) associated with the product as a result of this analysis. Finally, in conjunction with the implementation of a global information system, we provided for the estimated residual value of its legacy systems ($8 million), based on the date which the systems were planned to be removed from service. During 1996, we recorded merger-related and other unusual charges of approximately $32 million. Charges include estimated direct transaction costs ($5 million) of the merger with EP Technologies, Inc. and estimated costs to be incurred in merging EP Technologies with subsidiaries of the Company ($12 million). Estimated costs include those typical in merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The EP Technologies restructuring plan was initiated to gain expanded market opportunities and reduce overhead related costs and the plan was substantially complete in 1997. The remaining $15 million, which is primarily nondeductible for tax purposes, represents primarily a change in prior year estimates of merger-related charges ($7 million), and a provision related to costs associated with a joint venture arrangement ($8 million). Due to the revised estimates for costs of workforce reductions discussed previously, the number of Target Therapeutics employees actually displaced was approximately 40 (approximately 35 of whom were terminated in 1997 and the remainder subsequent to 1997) as compared to the original estimate of 500 employees. Less than 10 employees were terminated under the EP Technologies plan.

     In 1996, we acquired Symbiosis Corporation, an original equipment manufacturer and formerly a wholly-owned subsidiary of American Home Products Corporation, for approximately $153 million. In 1996, we also purchased the assets of Endotech/Mintec for approximately $72 million. Both acquisitions were cash transactions and were accounted for using the purchase method of accounting. Accordingly, the aggregate purchase prices have been allocated among the assets acquired based on their estimated fair values at the date of acquisition. The allocations of the purchase prices resulted in provision for in-process research and development of $39 million and $57 million, respectively.

     The valuations of the purchased research and development represent the estimated fair value related to incomplete projects at the dates of acquisition. At the dates of acquisition, in our management's opinion, the development of these projects had not reached technological feasibility and the research and development in process had no alternative future uses. Accordingly, these costs were expensed at date of acquisition. The valuations of in-process research and development projects for both acquisitions were performed using the income approach. Each project's expected cash flows were evaluated separately and discounted back to the present at risk-adjusted discount rates.

     The most significant project valued for the Symbiosis acquisition related to a guidewire project (approximately 80% of the in-process value). Key assumptions used in the analysis of the guidewire project included gross margins excluding depreciation of approximately 65% and a discount rate of 18%. Other expenses were based on estimated costs to complete the project. Symbiosis's historical pricing, margin and expense levels were adjusted to reflect end user market rates. As of the date of acquisition, we expected to continue development of the Symbiosis guidewire project through the balance of 1996 at a cost of an additional $3 million. Product commercialization was anticipated in 1997. Delays have occurred which have lengthened the development period and increased the completion costs by approximately $1 million. Product launch is now expected to occur sometime in late 1999.

     The most significant Endotech/Mintec project related to an abdominal aortic aneurysm repair device (approximately 90% of the in-process value). Key assumptions used in the analysis of the project were gross margins excluding depreciation of approximately 80% and discount rates of 20-23%. Other expenses were based on estimated costs to complete the project. Endotech/Mintec was a start-up operation at the date of acquisition, thus, the valuation used estimated end user market prices. Initial market availability of the device was anticipated by us in Europe in 1996, Japan in 1999, and the U.S. in 2000. The staggered timing reflected the need to conduct clinical evaluations and receive regulatory approvals in the respective countries. Expected aggregate cost for completion was $17 million to be spent between 1996 and 2000. The Endotech/Mintec product provided a proprietary technology; however, additional development and clinical work was still necessary to address and improve product components, product performance and clinical efficacy. Product offering in Europe commenced approximately a year from the date of the acquisition. The timeline for product availability in the U.S. and Japan has slipped by approximately one year due to technology issues. Estimated costs to December 31, 1998 have been approximately $11 million and total costs to complete the project are uncertain.

     Interest expense increased from $14 million in 1997 to $68 million in 1998. The overall increase in interest expense is primarily attributable to a higher outstanding debt balance, including the issuance of $2.1 billion in commercial paper on September 10, 1998 to finance the acquisition of Schneider and the issuance of $500 million in fixed rate debt securities during the first quarter of 1998. Other income (expense), net, changed from income of less than $1 million in 1997 to expense of $5 million in 1998. The change is primarily attributable to net gains on sales of equity investments in 1997 that were more significant than in 1998.

     Our effective tax rate, including the impact of special charges, was approximately 39% in 1997 and 4% in 1998. Excluding these special charges, the pro forma effective tax rate increased from approximately 32% during 1997 to 33% during 1998. The increase is primarily attributable to a shift in the mix of U.S. and international business. The effective rate for 1999 is expected to increase slightly due to the continued shift in the geographic mix of our business.

  Years Ended December 31, 1997 and 1996

     Net sales increased 18% in 1997 to $1,831 million from $1,551 million in 1996. International sales for the year were adversely impacted by changes in foreign currency exchange rates. Without the impact of changes in exchange rates, net sales for the year increased approximately 23%. Net income for the year ended December 31, 1997, excluding merger-related and special charges, decreased approximately 10% to $266 million from $295 million during the year ended December 31, 1996.

     In 1997, we recorded merger-related charges of $146 million ($106 million, net of tax) and purchased research and development of $29 million, net of tax, and we recorded a charge of $31 million ($21 million, net of tax) to reflect the impact of implementing an accounting standard issued in 1997 related to business process reengineering. 1997 results also include provisions related to inventory write-downs of $19 million ($13 million, net of tax) and litigation-related reserves of $34 million ($23 million, net of tax). During 1996, we recorded merger-related charges of $32 million ($29 million, net of tax) and purchased research and development of $110 million ($99 million, net of tax). Reported net income for 1997 was $110 million, or $0.28 per share (diluted), as compared to $167 million, or $0.42 per share, for the prior year.

     U.S. revenues increased approximately 16% from 1996 to $1,076 million in 1997, while international revenues, increased approximately 20% from 1996 to $755 million in 1997. International sales as a percentage of worldwide sales increased from 40% in 1996 to 41% in 1997. International sales during 1997 were negatively impacted compared to 1996 by approximately $77 million of unfavorable exchange rate movements caused primarily by the strengthening of the U.S. dollar versus major European currencies and the Japanese yen. Worldwide vascular and nonvascular sales increased 16% and 26%, respectively, from 1996 to 1997.

     Gross profit as a percentage of net sales was approximately 70.2% and 72.4% during 1997 and 1996, respectively. The decline in gross margins during 1997 is primarily attributable to write-downs for excess and obsolete inventory and a decline in average selling prices as a result of continuing pressure on healthcare costs and increased competition. In addition, gross margins were negatively impacted by the unfavorable foreign exchange rate movements discussed above. The negative impact of the above conditions was partially offset by our U.S. cost containment programs and the positive gross margin impact of selected new product offerings.

     Selling, general and administrative expenses increased 35% from $492 million in 1996 to $663 million in 1997, and increased as a percentage of sales from 32% to 36% of net sales. The increase includes $34 million in litigation-related reserves recorded in 1997. In addition, we continued to expand our domestic and international sales and distribution organizations.

     Amortization expense increased 37% from $24 million in 1996 to $32 million in 1997, and increased as a percentage of sales from 1.5% to 1.8% of net sales. The increase in dollars is primarily a result of several strategic alliances that we initiated during 1997.

     Royalties remained at approximately 1% of net sales while increasing 30% from $17 million in 1996 to $22 million in 1997. The increase in overall royalty expense dollars is due to increased sales and royalties due under several strategic alliances that we initiated in 1997 and prior years.

     Research and development expenses remained at approximately 9% of net sales while increasing 24% from $135 million in 1996 to $167 million in 1997. The increase in research and development dollars reflects increased spending in regulatory, clinical research and various other product development programs, and reflects our continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment.

     Interest and dividend income was $4 million as compared to $6 million in 1996. The decrease is primarily attributable to a decrease in our average cash and marketable securities balance resulting from the use of cash to fund our working capital, finance several of our recent acquisitions and alliances and to repurchase our common stock. Interest expense increased from $12 million in 1996 to $14 million in 1997. The overall increase in interest expense is primarily attributable to a higher outstanding balance related to our commercial paper borrowings. Other income (expense), net, changed from expense of $5 million in 1996 to less than $1 million of income in 1997. The change is primarily attributable to net gains on sales of equity investments of approximately $11 million compared to net gains of $1 million in 1996.

     Our effective tax rate, including the impact of special charges, was approximately 45% in 1996 and 39% in 1997. Excluding these special charges, the pro forma effective tax rate improved from approximately 34% during 1996 to 32% during 1997. The reduction in our effective tax rate, excluding the impact of special charges, is primarily due to increased business in lower tax geographies and certain tax planning initiatives.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and short-term investments totaled $114 million at March 31, 1999 compared to $75 million at December 31, 1998. The increase in cash and short-term investments is primarily attributable to cash provided by operating activities and proceeds from the exercise of stock options. Cash proceeds were partially offset by the repayment of approximately $100 million of outstanding debt obligations and capital expenditures of approximately $27 million to expand the capacity of certain manufacturing facilities and to purchase machinery and equipment. Working capital improved from current liabilities exceeding current assets by $353 million at December 31, 1998 to current liabilities exceeding current assets by $304 million at March 31, 1999. The improvement in working capital is primarily attributable to the increase in cash and short-term investments.

     During the first quarter of 1999, we refinanced $1.7 billion of commercial paper borrowings with proceeds from borrowings under our revolving credit facilities (the "Facilities") due to the limited market for our commercial paper. The weighted average interest rate on the borrowings is approximately 5.5%. We intend to continue to borrow under our Facilities until we are able to issue commercial paper at reasonable rates. At March 31, 1999, we had no commercial paper outstanding. We have the ability to refinance a portion of our short-term debt on a long-term basis through our Facilities and expect a minimum of $700 million will remain outstanding through the next twelve months, and, accordingly, we have classified this portion of borrowings as long-term at March 31, 1999. The Facilities require us to maintain a specific ratio of consolidated funded debt (as defined) to consolidated net worth (as defined) plus consolidated funded debt. The ratio requirement is 70% through December 31, 1999 and 60% thereafter. As of March 31, 1999, the ratio was approximately 61%. We currently intend to comply with the reduction in the ratio through the issuance of common stock pursuant to this offering.

     In March 1998, we issued $500 million of 6.625% debt securities due March 2005 under a public debt registration statement filed with the SEC. These debt securities are not redeemable prior to maturity and are not subject to any sinking fund requirements. A significant portion of the net proceeds from the sale of these debt securities (approximately $496 million) was used for repayment of indebtedness under our commercial paper program.

     During March 1998, we borrowed 1.2 billion yen (the equivalent of approximately $11 million) under a financing arrangement with a Japanese bank at a fixed interest rate of 2.1%. The term of the borrowing extends through 2012. At March 31, 1999, we had an additional 6 billion Japanese yen borrowings (approximately $50 million) outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.44%. The borrowings are payable in 2002. Furthermore, we had uncommitted Japanese credit facilities with several Japanese banks to provide for borrowings and promissory notes discounting of up to 7.5 billion Japanese yen (approximately $62 million). At March 31, 1999, there were no borrowings under these facilities and approximately $31 million of receivables were discounted at average interest rates of approximately 1.5%.

     Since early 1995, we have entered into several transactions involving acquisitions and alliances, certain of which have involved equity investments. As the healthcare environment continues to undergo rapid change, our management expects that it will continue to focus on strategic initiatives and/or make additional investments in existing relationships. In connection with these acquisitions, we have acquired numerous in-process research and development projects. As we continue to build our research base in future years, it is reasonable to assume that we will acquire additional in-process research and development platforms. Our management does not expect the acquisitions and alliances to be significant during 1999. As of March 31, 1999, our cash obligations required to complete the balance of our initiatives to integrate businesses related to our mergers and acquisitions and our 1998 rationalization plan are estimated to be approximately $61 million. Substantially all of these cash outlays will occur during 1999. In addition, we have outstanding $128 million of acquisition-related cash obligations which will be paid during the second quarter of 1999. Further, we expect to make estimated tax payments in the second quarter of 1999 of approximately $40 million and to incur capital expenditures of approximately $100 million during the remainder of 1999.

     We expect that our cash and cash equivalents, marketable securities, cash flows from operating activities, proceeds from the issuance of debt and equity securities discussed previously and borrowing capacity will be sufficient to meet our projected operating cash needs, including integration costs, through the end of 1999. Of the $2.2 billion of borrowings available under our Facilities, $1.7 billion are outstanding as of May 31, 1999. Approximately $700 million are borrowed under our $1.2 billion 364-day Facilities. Up to $600 million of one of these Facilities must be mandatorily prepaid with the proceeds of this offering. Borrowing availability under that Facility will be reduced by the amount of net proceeds from this offering. The remaining availability under our 364-day Facilities will expire in September 1999. The 364-day Facilities expiring in September may be extended for an additional 364 days under certain conditions. We intend to seek an extension of up to $600 million of such Facilities later this year. To the extent that we cannot obtain such an extension, we will need to refinance approximately $100 million of these Facilities. We cannot assure you that we can or will obtain additional financing.

YEAR 2000 READINESS

     The inability of business processes to continue to function correctly after the beginning of the Year 2000 could have serious adverse effects on companies and entities throughout the world. We have undertaken a global effort to identify and mitigate Year 2000 issues in our information systems, products, facilities and suppliers.

     We established a multidisciplinary Year 2000 Task Force in 1998, comprised of management from each of our principal functional areas, including Finance, Information Technology, Regulatory Affairs, Customer Service, Manufacturing, Distribution, Purchasing, Facilities, Legal and Communications. We have also established a core team and a program management office for coordinating and tracking all Year 2000 issues. This office is comprised of our management and staff and representatives of an experienced Year 2000 consulting firm. These efforts report directly to members of our Executive Committee.

     An independent consulting firm has been working with us for over two years to implement a global information system that is designed to be Year 2000 compliant. In addition to our information systems project, other internal systems are being addressed largely through the replacement and testing of much of our older systems. The efforts are both company-wide and site specific, spanning the range from the Information Technology department systems to manufacturing operations (including production facilities, support equipment, and process control) and infrastructure technologies.

     The vast majority of our products are not date-sensitive and are therefore unaffected by Year 2000 issues. Steps have been taken to correct non-compliance which affects the functional performance of the few remaining products.

     Through March 31, 1999, we have expended in excess of $100 million to implement and operate a Year 2000 compliant global information system, and other costs relating to Year 2000 compliance. We do not anticipate that additional compliance costs will have a material impact on our business operations or our financial condition.

     We rely on third party providers for services such as telecommunications, Internet service, utilities, certain product components and other key services. Interruption of those services due to Year 2000 issues could affect our operations. We have initiated an evaluation of the status of third party service providers' compliance efforts and of alternative and contingency requirements. While approaches to reducing risks of interruption of business operations vary by business unit, options include identification of alternative service providers available to provide such services if a service provider fails to become Year 2000 compliant within an acceptable time frame. Based on our evaluation to date, our management believes that in most cases redundant capacity exists at the supplier or that alternative sources of supply are available or could be developed within a reasonable amount of time should compliance become an issue for individual suppliers.

     We believe that our Year 2000 program will identify and correct all material non-compliant systems and operations before the end of 1999. Third party service providers are being assessed and we expect to have contingency plans that will avoid failures having a material effect on our business operations or financial condition in place before the end of 1999.

     We cannot assure you that our Year 2000 program will identify and correct all of our non-compliant systems and our third party service providers or that any such failure will not have a material effect on our business operations or financial condition.

MARKET RISK DISCLOSURES

     In the normal course of business, we are exposed to market risk from changes in interest rates and foreign currency exchange rates. We address these risks through a risk management program that includes the use of derivative financial instruments. The use of derivative financial instruments are initiated within the guidelines of documented corporate risk management policies. We do not enter into any derivative transactions for speculative purposes.

     Our floating and fixed rate debt obligations are subject to interest rate risk. A 100 basis point increase in interest rates related to our floating rate borrowings, assuming the amount borrowed remains constant, would result in an annual increase in our then current interest expense of approximately $17 million. A 100 basis point increase in interest rates related to our fixed long-term debt would not result in a material change in its fair value.

     We enter into foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments, generally one to six months. We do not engage in speculation. Our foreign exchange contracts should not subject us to material risk due to exchange rate movements because gains and losses on these contracts should offset losses and gains on the assets and liabilities being hedged. We had spot and forward foreign exchange contracts outstanding in the notional amounts of $242 million as of March 31, 1999. Although we engage in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions and the movement of exchange rates. The short-term nature of these contracts has resulted in these instruments having insignificant fair values at March 31, 1999.

     A sensitivity analysis of changes in the fair value of foreign currency exchange contracts outstanding at March 31, 1999 indicates that, if the U.S. dollar uniformly weakened by 10% against all currencies, the fair value of these contracts would decrease by approximately $14 million. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by changes in the value of the underlying exposures being hedged. In addition, unhedged foreign currency balance sheet exposures as of March 31, 1999 are not expected to result in a significant loss of earnings or cash flows. As we have expanded our international operations, our sales and expenses denominated in foreign currencies have expanded and we expect that trend to continue. Therefore, most international sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations and these fluctuations may have an impact on margins. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices.

EURO CONVERSION

     On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries agreed to adopt the euro as their common legal currency on that date. Fixed conversion rates between these participating countries' existing currencies (the legacy currencies) and the euro were established as of that date. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002 (but not later than July 1, 2002). During this transition period, parties may settle transactions using either the euro or a participating country's legacy currency. We are addressing the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations.

     Our management currently believes that the euro will not have a material impact related to the adaptation of information technology systems or foreign currency exposures. The increased price transparency resulting from the use of a single currency in the eleven participating countries may affect our ability to price our products differently in the various European markets. A possible result of this is price harmonization at lower average prices for products sold in some markets. However, uncertainty exists as to the effects the euro will have on the marketplace.

LITIGATION

     We are involved in various lawsuits, including patent infringement and product liability suits, from time to time in the normal course of business. In our management's opinion, we are not currently involved in any legal proceeding other than those specifically identified in Note K to our 1998 Consolidated Financial Statements or under "Item 3 -- Legal Proceedings -- Recent Patent Proceedings" in our 1998 Form 10-K or under Note H to our March 31, 1999 Condensed Consolidated Financial Statements

(Unaudited) included in our March 1999 Form 10-Q, each incorporated by reference herein, which, individually or in the aggregate, could have a material adverse effect on our financial condition, operations and cash flows. We believe that we have meritorious defenses against claims that we have infringed patents of others. However, we cannot assure you that we will prevail in any particular case. An adverse outcome in one or more cases in which our products are accused of patent infringement could have a material adverse effect on us.

     Further, product liability claims may be asserted in the future relative to events not known to our management at the present time. We have insurance coverage which our management believes is adequate to protect against such product liability losses as could otherwise materially affect our financial position. We are aware that the U.S. Department of Justice is conducting an investigation of matters that include our decision to voluntarily recall the NIR ON(TM) Ranger(TM) with SOX(TM) coronary stent system in the U.S. We are cooperating fully in the investigation. For additional information with respect to litigation matters, see "Boston Scientific Corporation -- Patents and Proprietary Rights" and "-- Product Liability" contained herein.

                         BOSTON SCIENTIFIC CORPORATION

     Boston Scientific is a worldwide developer, manufacturer and marketer of minimally invasive medical devices. Our products are used in a broad range of interventional medical specialties, including cardiology, electrophysiology, gastroenterology, neuro-endovascular therapy, pulmonary medicine, radiology, urology and vascular surgery. Our products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. These products provide effective alternatives to traditional surgery by reducing procedural trauma, complexity, risk to the patient, cost and recovery time.

     Our history began in the late 1960s when our co-founder, John Abele, acquired an equity interest in Medi-tech, Inc., a development company. Medi-tech's initial products, a family of steerable catheters, were introduced in 1969. They were used in some of the first minimally invasive procedures performed, and versions of these catheters are still being sold today. In 1979, John Abele joined with Pete Nicholas to form Boston Scientific, which indirectly acquired Medi-tech, Inc. This acquisition began a period of active, focused marketing, new product development and organizational growth. Since then, our net sales have increased substantially, growing from $1.8 million in 1979 to over $2.2 billion in 1998.

     Our growth in the past few years has been fueled in part by strategic acquisitions and alliances, designed to improve our ability to take advantage of future growth opportunities in less invasive medicine. In 1998, we completed two acquisitions. On June 30, 1998, we acquired CardioGene Therapeutics, Inc., a development stage company focused on the application of gene therapy for treatment of cardiovascular diseases, and on September 10, 1998, we acquired Schneider, a pioneer in less invasive medicine and formerly a member of the Medical Technology Group of Pfizer Inc.

     These acquisitions, together with our earlier acquisitions and alliances, have helped us achieve a strategic mass that allows us to offer one of the broadest product lines in the world for use in minimally invasive procedures. We now maintain leadership positions in each of the markets we serve. Our strategic mass has also enabled us to compete more effectively in, and better absorb the pressures of, the current healthcare environment of cost containment, managed care, large buying groups and hospital consolidations.

     We have substantially completed the integration of all mergers and acquisitions consummated in 1996 and 1997. We expect to complete the integration of Schneider by the end of 1999. Our management believes it has developed a sound plan for continuing and concluding the integration process, and that it will achieve that plan. However, in view of the number of major transactions that we have undertaken, the dramatic change in our size and the complexity of our organization resulting from these transactions, our management also believes that the successful implementation of its plan presents a significant degree of difficulty. The failure to integrate these businesses effectively could adversely affect our operating results in the near term, and could impair our ability to realize the strategic and financial objectives of these transactions.

BUSINESS STRATEGY

     Our mission is to improve the quality of patient care and the productivity of healthcare delivery through the development and advocacy of minimally invasive medical devices and procedures. We seek to accomplish this mission through the continuing refinement of existing products and procedures and the investigation and development, as well as the acquisition, of new technologies that can reduce risk, trauma, cost, procedure time and the need for aftercare. Our strategy has been, and will continue to be, to grow by identifying those specific therapeutic and diagnostic areas that satisfy our mission and provide attractive opportunities for long-term growth and by making the investments necessary to capitalize on these opportunities. Key elements of our strategy are as follows:

     Product Diversity. We offer products in numerous categories for application throughout the human body. Physicians throughout the world use our products in a broad range of diagnostic and therapeutic vascular and nonvascular procedures. The breadth and diversity of our product lines permit medical specialists to satisfy many of their minimally invasive medical device requirements from a single source.

The scope of our products and markets also reduces our vulnerability to change in the competitive, regulatory and technological environments for any single product or market.

     Product Innovation. We maintain an aggressive product development program designed to introduce new products and new applications for existing technologies on a regular basis. The interaction of our product management teams and sales representatives with the worldwide medical community generates market information that often allows us to develop the specifications and features of new products. We seek to expedite the design and development of new products by leveraging our proprietary core technologies and applications knowledge across our product lines. We often apply technological innovations developed for a particular application to procedures used in other markets that we serve.

     Focused Marketing.  We market our products through six principal divisions:
Scimed, Boston Scientific Vascular (formerly operating as Medi-tech and Meadox), Target Therapeutics, EP Technologies, Microvasive Endoscopy and Microvasive Urology. Each of our divisions focuses on physicians who specialize in the diagnosis and treatment of different medical conditions, and each offers products to satisfy their needs. We believe that this focused marketing approach enables us to develop highly knowledgeable and dedicated sales representatives and to foster close professional relationships with physicians.

     International Presence. Maintaining and expanding our international presence is an important component of our long-term growth plan. In 1998, international sales accounted for approximately 38% of our net sales. Currently, we operate three international manufacturing facilities in Ireland and one in Switzerland, have direct marketing and sales subsidiaries in more than 35 countries and have distribution arrangements in more than 45 countries. Through our international presence, we seek to increase net sales and market share, accelerate the time within which new products can be brought to market and gain access to worldwide technological developments that may be implemented across our product lines.

     Active Participation in the Medical Community. We believe that we have excellent working relationships with physicians and others in the medical industry that enable us to gain a detailed understanding of new therapeutic and diagnostic alternatives and to respond quickly to the changing needs of physicians and patients. We enhance our presence in the medical community through active participation in medical meetings, by conducting comprehensive training and educational activities and through employee-authored articles in medical journals and textbooks. Each year, numerous scientific papers are published and presentations are made describing clinical applications of our products. We believe that these activities and our advocacy positions contribute to the medical community's understanding and adoption of minimally invasive techniques and the expansion of these techniques into new therapeutic and diagnostic areas.

     Corporate Culture. Our management believes that success and leadership evolve from a motivating corporate culture that rewards achievement, respects and values individual employees and customers, and has a long-term focus on quality, technology, integrity and service. We believe that our success is attributable in large part to the high caliber of our employees and our commitment to maintaining the values on which our success has been based.

     Strategic Acquisitions and Alliances. In recent years, we have sought out strategic acquisitions, alliances and venture opportunities to complement or expand our existing product lines or enhance our technological position. Although we do not expect to make any significant acquisitions in 1999, we expect that we will continue to seek out and review opportunities for acquisitions and strategic alliances consistent with our corporate mission.

PRODUCTS

     Our products are broadly categorized as vascular or nonvascular, depending on the anatomical system and procedure in which a product is intended to be used. Generally, physicians employ vascular products in procedures affecting the heart and systems which carry blood and employ nonvascular products in procedures affecting other systems and organs. In 1998, approximately 80% of our net sales were derived from our vascular business, approximately 19% from our nonvascular business and approximately 1% from other businesses. Our principal vascular and nonvascular products are offered in the following medical areas:

  Vascular

     Coronary Revascularization. We market a broad line of products used to treat patients with atherosclerosis. Atherosclerosis, a coronary vessel disease and a principal cause of heart attacks, is characterized by a thickening of the walls of the arteries and a narrowing of arterial lumens (openings) caused by the progressive development of deposits of plaque. Atherosclerosis results in reduced blood flow to the muscle of the heart. The majority of our products in this market are used in percutaneous transluminal coronary angioplasty ("PTCA") and percutaneous transluminal coronary rotational atherectomy ("PTCRA"). Our products in this market include PTCA balloon catheters, the Rotablator(R) rotational atherectomy system, guide wires, guide catheters, diagnostic catheters and fluid management systems.

     Coronary Stents. We market both balloon-expandable and self-expanding coronary stent systems. Our most important products in this category incorporate the NIR(R) balloon-expandable coronary stent developed and manufactured by Medinol Ltd., with which we have an exclusive worldwide distribution agreement for stent products. These products were introduced in Europe in 1996 and in the United States and Japan in 1998. Recently, we also introduced the NIR(R) Primo(TM) coronary stent using Monorail(TM) rapid exchange technology in the United States. We also plan to reintroduce the NIR ON(TM) Ranger(TM) with SOX(TM) stent delivery system in the United States later in 1999, pending approval from the United States Food and Drug Administration.

     Gene Therapy and Drug Delivery. We have made a significant commitment to the field of cardiovascular gene therapy. Through our recent acquisition of CardioGene Therapeutics, Inc., we have rights to an extensive patent portfolio directed to the delivery of genes to treat restenosis and induce angiogenesis through endoluminal catheter-based delivery and direct injection into the heart. Also, through a strategic alliance with Angiotech Pharmaceuticals, Inc., we hold a co-exclusive license for the use of paclitaxel on intraluminal devices to inhibit restenosis.

     Peripheral Vascular Intervention and Vascular Access. We sell various products designed to treat patients with peripheral vascular disease (disease which appears in blood vessels other than in the heart), including a broad line of catheters used in percutaneous transluminal angioplasty ("PTA"). Additionally, our peripheral vascular product line includes medical devices used in thrombolysis (the catheter-based delivery of clot dissolving agents directly to the site of a blood clot) and thrombectomy catheters. We also offer stents to maintain patency of peripheral lumens, including the WALLSTENT(R) endoprosthesis, the only stent approved by the FDA for more than two peripheral indications.

     Caval Interruption Systems. We market the Greenfield(R) vena cava filter system for use in patients who are at risk of developing a pulmonary embolism due to an existing medical condition or post-surgical complications. Once the filter is implanted, circulating emboli (blood clots) can be captured and held by the lattice design of the filter, allowing the clots to dissolve naturally before they can reach the pulmonary system.

     Surgical and Endovascular Grafts. We market vascular grafts and endovascular stent grafts for the treatment of thoracic dissection, abdominal aortic aneurysms and peripheral vascular occlusive diseases.

     Intraluminal Ultrasound Imaging. We market a family of intraluminal catheter-directed ultrasound imaging systems for diagnostic use in blood vessels, heart chambers and coronary arteries, as well as certain nonvascular systems.

     Electrophysiology. Our electrophysiology product offerings include catheters and systems for use in minimally invasive procedures to diagnose and treat tachyarrhythmias (abnormally fast heart rhythms). We market radio frequency generators and steerable ablation catheters, many of which incorporate

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proprietary steering, temperature monitoring and control technology, as well as a line of diagnostic catheters and associated accessories.

     Neuro-Endovascular Therapy. We market a line of micro-guidewires, micro-catheters, guiding catheters and embolics to treat diseases of the neurovascular system. We also market the Guglielmi Detachable Coil(TM) system to treat and prevent the rupture of cerebral aneurysms that are otherwise either considered to be inoperable or high risk for surgery.

  Nonvascular

     Esophageal, Gastric and Duodenal Intervention. We market a broad range of products to diagnose, treat and palliate a variety of esophageal, gastric and duodenal diseases, including esophogitis, gastric esophageal reflux disease, portal hypertension, peptic ulcers and esophageal cancer. Our products in this area include disposable single and multiple biopsy forceps, balloon dilatation catheters, banding ligation devices and enteral feeding devices. We also market a family of esophogeal stents designed to offer improved dilatation force and greater resistance to tumor in-growth.

     Colorectal Intervention. We market a line of hemostatic catheters, polypectomy snares and dilatation catheters for the diagnosis and treatment of polyps, inflammatory bowel disease, diverticulitis and colon cancer.

     Pancreatico-Biliary Intervention. We sell a variety of products to diagnose, treat and palliate benign and malignant strictures of the pancreatico-biliary system (the gall bladder, common bile duct, hepatic duct, pancreatic duct and the pancreas) and to remove stones found in the common bile and hepatic ducts. Our products include diagnostic catheters used with contrast media, balloon dilatation catheters and sphincterotomes. We also market a temporary biliary stent for palliation and drainage of the common bile duct.

     Pulmonary Intervention. We market devices to diagnose, treat and palliate chronic bronchitis and lung cancer, including pulmonary biopsy forceps and balloon catheters used to dilate strictures or for tumor management.

     Urinary Tract Intervention. We sell a variety of products designed primarily to treat patients with urinary stone disease, either via ureteroscopy or percutaneous nephrolithotomy. Products within this category include ureteral dilatation balloons used to dilate strictures or openings for scope access; stone baskets used to manipulate, crush, or remove the stone; intracorporeal shock wave lithotripsy devices and holmium laser systems used to disintegrate stones ureteroscopically; ureteral stents implanted temporarily in the urinary tract to provide either short-term or long-term drainage; and a wide variety of guidewires used to gain access to a specific site.

     Prostate Intervention. For the treatment of benign prostatic hypertrophy ("BPH"), we currently market electro-surgical resection devices designed to resect large diseased tissue sites and reduce the bleeding attributable to the resection procedure (a major cause of patient morbidity in connection with traditional surgical treatments for BPH) and an automatic disposable needle biopsy system, designed to take rapid core prostate biopsies.

     Urinary Incontinence and Bladder Disease. We market a line of minimally invasive devices to treat stress urinary incontinence. This affliction is commonly treated with various surgical procedures. Our Vesica(R) system offers less invasive alternatives for treating incontinence. We have also developed other devices to diagnose and treat bladder cancer and bladder obstruction.

INTERNATIONAL OPERATIONS

     In 1998, international sales accounted for approximately 38% of our net sales. Net sales, operating income and identifiable assets attributable to significant geographic areas are presented in Note N to our 1998 Consolidated Financial Statements, included within our 1998 Form 10-K, which is incorporated by reference herein.

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     As of December 31, 1998, we had direct marketing and sales operations in more than 35 countries. During the past three years, we have expanded our direct sales presence in Europe and emerging markets so as to be in a position to take advantage of market opportunities in those regions. We believe that we will continue to leverage our direct sales infrastructure and will continue to use distributors in those smaller markets where it is not economical or strategic to establish a direct presence.

     We have three international manufacturing facilities in Ireland and one in Switzerland. We have announced our intention to close our Swiss facility by the end of 1999. As of December 31, 1998, approximately 50% of our products sold internationally are manufactured at these facilities. We also maintain an international research and development facility in Galway, Ireland and a training center in Miyazaki, Japan.

     Our expanded international presence exposes us to certain financial and other risks. Principal among these is the potentially negative impact of foreign currency fluctuations on our sales and expenses. Although we engage in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions and the movement of exchange rates. As we have expanded our international operations, our sales and expenses denominated in foreign currencies have expanded, and that trend is expected to continue. Therefore, most international sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations, and these fluctuations may have an impact on margins. Further, any significant changes in the political, regulatory or economic environment where we conduct international operations could have a material impact on revenues and profits.

MARKETING AND SALES

     A dedicated sales force of in excess of 1,800 individuals, including over 800 in the United States, markets our products worldwide. This dedicated sales force accounted for approximately 99% of our net sales during 1998. A network of over 70 dealers who offer our products in more than 45 countries worldwide accounted for the remaining sales. We have also established a dedicated U.S. corporate sales organization focused principally on selling to major buying groups and large integrated healthcare networks.

     Our worldwide customer base includes interventional medical specialists, including cardiologists, radiologists, neuroradiologists, neurosurgeons, gastroenterologists, urologists, electrophysiologists, pulmonologists, vascular surgeons and gynecologists. In 1998, we sold our products to over 10,000 hospitals, clinics, out-patient facilities and medical offices. We are not dependent on any single institution and no single institution accounted for more than 10% of our net sales in 1998. Large group purchasing organizations, hospital networks and other buying groups are, however, becoming increasingly important to our business. These organizations have exerted increased pressure on selling prices throughout the medical device industry. We cannot assure you that the impact of doing business with such organizations will not adversely impact our future sales margins, or that such organizations will continue to do business with us.

     We market our products through six principal divisions, each focusing on physicians who specialize in the diagnosis and treatment of different medical conditions.

  Vascular

     Scimed markets devices to cardiologists for the nonsurgical diagnosis and treatment of coronary and peripheral vascular disease and other cardiac disorders.

     EP Technologies offers a line of electrophysiology catheters and systems for use by interventional electrophysiologists in the diagnosis and treatment of cardiac tachyarrhythmias.

     Boston Scientific Vascular markets therapeutic and diagnostic devices to physicians who perform interventional image-guided procedures primarily in the fields of radiology, pulmonary medicine and vascular surgery, and markets woven, knitted and collagen-sealed vascular and endovascular grafts to
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

vascular, cardiothoracic and general surgeons for use in patients with vessels damaged by artherosclerosis or aneurysms which need to be bypassed or replaced.

     Target Therapeutics markets a line of micro-guidewires, micro-catheters, coils, embolics and other medical devices which aid neuroradiologists and neurosurgeons in the treatment of neurovascular diseases.

  Nonvascular

     Microvasive Endoscopy markets therapeutic and diagnostic devices which aid gastroenterologists and pulmonologists in performing flexible endoscopic procedures involving the digestive tract and lungs.

     Microvasive Urology offers a line of therapeutic and diagnostic devices which aid urologists in performing ureteroscopic and other minimally invasive endoscopic procedures as well as devices to treat urinary incontinence.

     We market the NIR ON(TM) Ranger(TM) and NIR(R) Primo(TM) coronary stent systems which, together with other NIR(R) stent systems, represented approximately 13% of our worldwide sales in 1998 and approximately 20% in the first quarter of 1999. These stent systems include the NIR(R) coronary stent that is developed and manufactured by Medinol and a balloon delivery system that is developed and manufactured by Boston Scientific. We also distribute several other products for third parties, including radio frequency generators, an introducer sheath and certain guidewires. None of these other products represented more than 10% of our 1998 net sales. Leveraging our sales and marketing strength, we expect to continue to seek out new opportunities for distributing complementary products as well as new technologies. Certain of the products that we distribute, such as the NIR(R) stent, are very important to us strategically. Unforeseen delays, stoppages or interruptions in the supply and/or mix of the NIR(R) stent or certain other distributed products could adversely affect our operating results.

MANUFACTURING; RAW MATERIALS

     We currently design and manufacture the majority of our products in 13 manufacturing sites in the U.S. and Europe. The majority of the raw materials used in the manufacture of our products are off-the-shelf items readily available from several supply sources. Several items are, however, custom made for us to meet our specifications. We believe that, in most of these cases, redundant capacity exists at the supplier and that alternative sources of supply are available or could be developed within a reasonable period of time. We have generally been able to obtain adequate supplies of all materials, parts and components in a timely manner from existing sources. However, the inability to develop alternative sources, if required, or a reduction or interruption in supply or a significant increase in the price of materials, parts or components could adversely affect our operations and financial condition.

     During 1998, we initiated a full time global program to focus on supply chain optimization. The program is designed to lower inventory levels and the cost of manufacturing, improve absorption, enhance customer service levels and minimize inventory write-downs. By addressing the entire supply chain, including application of lean manufacturing techniques, we seek to return gross margins to more acceptable levels and to improve working capital. The program should be implemented by the end of 1999.

COMPETITION

     We encounter significant competition from various entities across our product lines and in each market in which our products are sold. Our primary competitors include C.R. Bard, Inc., Cook, Inc., Guidant Corporation, Johnson & Johnson (including its subsidiary, Cordis Corporation), and Medtronic, Inc. (including its subsidiary, Medtronic AVE, Inc., formerly known as Arterial Vascular Engineering Inc.), as well as a wide range of companies which sell a single or limited number of competitive products.

     In addition, we face competition from non-medical device companies, such as pharmaceutical companies, which may offer non-surgical alternative therapies for disease states which are currently treated using our products.

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

     We believe that our products compete primarily on the basis of their ability safely and effectively to perform diagnostic and therapeutic procedures in a minimally invasive manner, ease of product use, product reliability and physician familiarity. Our industry is subject to rapid change, and the introduction of competitive products can have a significant impact on our operations. In the current environment of managed care, economically motivated buyers, consolidation among health care providers, increased competition and declining reimbursement rates, we have also been increasingly required to compete on the basis of price. We believe that our continued competitive success will depend upon our ability to create or acquire scientifically advanced technology, apply our technology cost-effectively across product lines and markets, develop or acquire proprietary products, attract and retain skilled development personnel, obtain patent or other protection for our products, obtain required regulatory approvals, and manufacture and successfully market our products either directly or through outside parties. We cannot assure you that we will be able to accomplish these objectives or that we will be able to compete successfully in the future against existing or new competitors. We cannot assure you that our operating results will not be adversely affected by increased price competition or competition from purveyors of alternative therapies.

RESEARCH AND DEVELOPMENT

     We maintain an active program of new product and technology research and development. By leveraging the technical and applications knowledge gained in one medical specialty to other specialties, we believe that we accelerate our product development process and make it more cost effective. Enhancements of existing products or expansions of existing product lines, which are typically developed within our manufacturing and marketing operations, account for a significant portion of each year's sales growth.

     For the year ended 1998 and the first quarter of 1999, we expended $200 million and $49 million, respectively, on research and development. These expenditures funded clinical research, licensed technology, regulatory activities and various product development programs, including, without limitation, carotid stenting, molecular intervention technology (using paclitaxel, radiation, angiogenesis technology and gene therapy) and stent grafting.

     We maintain several research and development facilities around the globe. See "Item 2 -- Properties" in the 1998 Form 10-K. In addition to internal development, we work with hundreds of leading research institutions, universities and clinicians around the world in developing, evaluating and clinically testing our products.

     We believe our future success will depend upon the strength of our development efforts. We cannot assure you that we will realize financial benefit from our development programs, will continue to be successful in identifying, developing and marketing new products or enhancing our existing products, or that products or technologies developed by others will not render our products or technologies non-competitive or obsolete.

REGULATION

     The medical devices that we manufacture and market are subject to regulation by numerous regulatory bodies, including the FDA and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the testing, manufacturing, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device receives approval for commercial distribution.

     In the United States, permission to distribute a new device generally can be met in one of two ways. The first, less rigorous, process applies to any new device that is substantially equivalent to a device first marketed prior to May 1976 and does not require pre-market approval. In this case, FDA permission to distribute the device can be accomplished by submission of a pre-market notification called a 510(k) Submission, and issuance by the FDA of an order permitting commercial distribution. A 510(k)

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

Submission must provide information supporting its claim of substantial equivalence. If clinical data from human experience is required to support a 510(k) Submission, this data must be gathered in compliance with investigational device exemption ("IDE") regulations for investigations performed in the United States. The FDA must issue an order finding substantial equivalence before commercial distribution can occur. Without making additional 510(k) Submissions, we generally can make changes to existing devices if the changes do not significantly affect safety or effectiveness.

     The second, more comprehensive, approval process applies to a new device that is not substantially equivalent to an existing product. In this case, two steps of FDA approval are generally required before marketing in the United States can begin. First, we must comply with IDE regulations in connection with any clinical investigation of the device in the United States. Second, the FDA must review our pre-market approval application, which contains, among other things, clinical information acquired under the IDE. The FDA will approve the pre-market approval application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose.

     The FDA can ban certain medical devices, detain or seize adulterated or misbranded medical devices, order repair, replacement or refund of these devices, and require notification of health professionals and others with regard to medical devices that present unreasonable risks of substantial harm to the public health. The FDA may also enjoin and restrain certain violations of the Food, Drug and Cosmetic Act and the Safe Medical Devices Act pertaining to medical devices, or initiate action for criminal prosecution of such violations.

     International sales of medical devices manufactured in the United States that are not approved by the FDA for use in the United States, or are banned or deviate from lawful performance standards, are subject to FDA export requirements. The Export Reform Act of 1996 has simplified the process of exporting devices which have not been approved for sale in the United States. Exported devices are subject to the regulatory requirements of each country to which the device is exported. In many foreign countries, all regulated medical products are treated as drugs and the majority of our products are expected to be so regulated in these countries. Frequently, regulatory approval may first be obtained in a foreign country prior to application in the United States to take advantage of differing regulatory requirements. We have achieved International Standards Organization or European Union certification for our Irish and most of our U.S. manufacturing facilities. In addition, we have completed CE Mark registrations for most of our products in accordance with the implementation of various medical device directives in the European Union.

     The process of obtaining clearance to market products is costly and time-consuming in virtually all of the major markets in which we sell products and can delay the marketing and sale of new products. Countries around the world have recently adopted more stringent regulatory requirements that are expected to add to the delays and uncertainties associated with new product releases, as well as the clinical and regulatory costs of supporting such releases. We cannot assure you that any of our new medical devices will be approved on a timely basis, if at all.

     In addition, regulations regarding the manufacture and sale of medical devices are subject to future change. We cannot predict what impact, if any, such changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

     We are also subject to environmental laws and regulations both in the United States and abroad. Our operations, like those of other medical device companies, involve the use of substances regulated under environmental laws, primarily in manufacturing and sterilization processes. We believe that compliance with such laws will not have a material impact on our financial position, results of operations, or liquidity. Given the scope and nature of such laws, we cannot, however, assure you that such laws will not have a material impact on Boston Scientific.

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

THIRD-PARTY REIMBURSEMENT

     Our products are purchased by hospitals, doctors and other health care providers who receive reimbursement for the health care services they provide from third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs. These third-party payors may deny reimbursement if they should determine that a device used in a procedure was not used in accordance with cost-effective treatment methods, as determined by such third-party payor, or was used for an unapproved indication. Also, third-party payors are increasingly challenging the prices charged for medical products and services. We cannot assure you that our products will be considered cost-effective by third-party payors, that reimbursement will be available or, if available, that the third-party payors' reimbursement policies will not adversely affect our ability to sell our products profitably.

PATENTS AND PROPRIETARY RIGHTS

     We rely on a combination of patents, trade secrets and non-disclosure agreements to protect our intellectual property. We hold in excess of 1,000 patents in the United States and abroad and have pending in excess of 2,500 patent applications that cover various aspects of our technology. In addition, we hold exclusive and non-exclusive licenses to a variety of third party technologies covered by patents and patent applications. We cannot assure you that pending patents will result in issued patents, that patents issued to or licensed by us will not be challenged or circumvented by competitors, or that such patents will be found to be valid or sufficiently broad to protect our technology or to provide us with a competitive advantage. We rely on non-disclosure and non-competition agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that third-parties will not otherwise gain access to our trade secrets and proprietary knowledge.

     There has been, and we expect there will continue to be, substantial litigation regarding patent and other intellectual property rights in the medical device industry generally, particularly in the areas in which we compete. We have defended, and will likely continue to defend, ourselves against claims and legal actions alleging infringement of the patent rights of others. Adverse determinations in any such litigation could subject us to significant liabilities to third parties (including treble damages should an infringement be found to be willful), could require us to seek licenses from third parties and could, if such licenses are not available, prevent us from manufacturing, selling or using certain of our products, any of which could have a material adverse effect on Boston Scientific. An adverse determination in the NIR(R) stent cases (including the possible removal of the product from the marketplace) could have a material adverse effect on our company. Additionally, we may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how and to determine the scope and validity of the proprietary rights of others. Patent litigation can be costly and time-consuming. We cannot assure you that our litigation expenses or any damage payments will not be significant. For additional information, see Note K to our 1998 Consolidated Financial Statements and "Item 3 -- Legal
Proceedings -- Recent Patent Proceedings" in our 1998 Form 10-K and Note H to our March 31, 1999 Condensed Consolidated Financial Statements (Unaudited) in our March 1999 Form 10-Q.

PRODUCT LIABILITY

     The testing, marketing and sale of human health care products entails an inherent risk of product liability claims. We are involved in various lawsuits arising in the normal course of business from product liability claims, and product liability claims may be asserted in the future relative to events not known to our management at the present time. We have insurance coverage that our management believes is adequate to protect against product liability losses as could otherwise materially affect our financial position. However, we cannot assure you that product liability claims will not exceed such insurance

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

coverage limits or that such insurance will be available in the future on commercially reasonable terms, if at all.

EMPLOYEES

     As of April 30, 1999, we had nearly 13,200 employees, including approximately 8,300 in operations, 1,000 in administration, 1,300 in research and development and 2,600 in selling, marketing, distribution and related administrative support. Of these employees, approximately 3,700 were employed in our international operations. There will likely be some minor reduction to the number of employees by year end given our rationalization plan initiated in connection with the Schneider acquisition. We believe that the continued success of our business will depend, in part, on our ability to attract and retain qualified personnel. Competition for qualified, skilled personnel is intense in the medical device industry. We cannot assure you that we will be able in the future to attract and retain such personnel.

SEASONALITY

     Our business, taken as a whole, is not materially affected by seasonal factors.

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                        UNITED STATES TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of principal U.S. federal income and estate tax consequences of the ownership and disposition of common stock by holders who are non-United States holders and who acquire and own common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). For this purpose, a "non-United States holder" is a beneficial owner of common stock other than, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States,
(ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if
(A) its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of any non-United States holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect. PROSPECTIVE NON-U.S. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE COMMON STOCK.

DISTRIBUTIONS

     If distributions are made on our common stock, these distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against your basis in the common stock to the extent these distributions exceed those earnings and profits. If we make a distribution before January 1, 2001, the amount payable to a non-United States holder of common stock will generally be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the distribution (regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes) or such lower rate as may be specified by an applicable tax treaty. However, withholding on distributions made after December 31, 2000 may be on a lesser amount than the gross amount of the distribution if the distribution exceeds a reasonable estimate made by us of our current and accumulated earnings and profits. Before January 1, 2001 we will be able to rely on a non-United States holder's address to determine if a tax treaty applies to dividends, but after that date a non-United States holder will be required to furnish a Form W-8BEN or other permitted documentation certifying its entitlement to treaty relief from withholding. Non-United States holders should consult their tax advisors on submission of such documentation.

     Dividends received by a non-United States holder that are effectively connected with a U.S. trade or business conducted by such non-United States holder and, if a tax treaty applies, are attributable to a U.S. permanent establishment of the non-United States holder, are exempt from withholding tax, provided such holder furnishes proper certification demonstrating the exemption. However, such dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons.

     In addition to the graduated tax described above, dividends received by a corporate non-United States holder that are effectively connected with a U.S. trade or business of the corporate non-United States holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

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GAIN ON DISPOSITION OF COMMON STOCK

     A non-United States holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of common stock unless: (i) such gain is effectively connected with a U.S. trade or business of the non-United States holder and, if a tax treaty so provides, that business is conducted through a permanent establishment in the United States,
(ii) the non-United States holder is an individual who holds common stock as a capital asset and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met, or (iii) we are or have been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. Although we believe we are not and are unlikely to become a United States real property holding corporation, we may be one, or we may become one, because of our ownership of substantial real estate assets in the United States. Even if we were to become a U.S. real property holding corporation, any gain recognized by a non-United States holder still would not be subject to U.S. tax if the common stock were considered to be "regularly traded on an established securities market" and the non-United States holder did not own, actually or constructively, at any time during the shorter of the periods described above, more than five percent of our common stock.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Backup withholding (which is generally imposed at a rate of 31% on certain payments to persons who fail to furnish certain information to the payer) will generally not apply to dividends paid before January 1, 2001 to non-United States holders at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Dividends paid before January 1, 2001 to a non-United States holder at an address within the United States may be subject to backup withholding at a rate of 31% if the non-United States holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. In order to remain exempt from backup withholding with respect to dividends paid after December 31, 2000, a non-United States holder will be required to comply with certain modified certification procedures. Non-United States holders should consult their tax advisors on submission of such documentation.

     Under certain Treasury regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-United States holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is (a) a U.S. person, (b) a "controlled foreign corporation" for U.S. tax purposes or (c) a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business unless such broker has documentary evidence in its files of the holder's non-U.S. status and certain conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding, backup withholding and information reporting rules for payments made after December 31, 2000. In general, these final regulations do not significantly alter the substantive withholding, backup withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty for payments made after December 31, 2000 and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States holders should consult their tax advisors regarding the effect, if any, of the final regulations on an investment in the common stock.

ESTATE TAX

     Individuals who own common stock at the time of their deaths or made certain lifetime transfers of interests in common stock will be required to include the value of such common stock in their gross estates for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                  UNDERWRITING

     We intend to offer our common stock in the United States and Canada through U.S. underwriters as well as elsewhere through international managers. Subject to the terms and conditions set forth in a U.S. purchase agreement among our company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc., and concurrently with the sale of 2,600,000 shares of our common stock to the international managers, we have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from our company, the number of shares of common stock set forth opposite its name below.

                                                                NUMBER OF
                                                                  SHARES
U.S. UNDERWRITER                                                ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
PaineWebber Incorporated....................................
Banc of America Securities LLC..............................
Bear, Stearns & Co. Inc.....................................
Dain Rauscher Wessels
 a division of Dain Rauscher Incorporated...
Deutsche Bank Securities Inc................................
U.S. Bancorp Piper Jaffray Inc..............................
                                                                ----------
             Total..........................................    10,400,000
                                                                ==========

     We have also entered into an international purchase agreement with Merrill Lynch International, PaineWebber International (U.K.) Ltd., Bank of America International Limited, Bear, Stearns International Limited, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, Deutsche Bank AG London and U.S. Bancorp Piper Jaffray Inc. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 10,400,000 shares of common stock to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, an aggregate of 2,600,000 shares of common stock. The initial public offering price per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.

     In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all of the shares of common stock being sold under the terms of each such agreement if any of the shares of common stock being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

     We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

NO SALES OF SIMILAR SECURITIES

     We and our executive officers and directors and certain stockholders have agreed, with certain exceptions, not to directly or indirectly, without the prior written consent of Merrill Lynch on behalf of the underwriters, for a period of 90 days after the date of this prospectus supplement:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock (other than transfers for no value or without consideration for charitable and estate planning purposes or transactions with respect to shares previously pledged), whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock; or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

COMMISSIONS AND DISCOUNTS

     The U.S. underwriters have advised us that they propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such
price less a concession not in excess of $     per share of common stock. The
U.S. underwriters may allow, and such dealers may reallow, a discount not in
excess of $     per share of common stock to certain other dealers. After the initial offering, the public offering price, concession and discount may change.

     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the U.S. underwriters and the international managers and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                                           WITHOUT     WITH
                                                              PER SHARE    OPTIONS    OPTIONS
                                                              ---------    -------    -------
Public Offering Price.......................................      $           $          $
Underwriting Discount.......................................      $           $          $
Proceeds, before expenses, to Boston Scientific.............      $           $          $

     The expenses of the offering, exclusive of the underwriting discount, are estimated at $949,000 and are payable by us.

INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of our common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

OVER-ALLOTMENT OPTIONS

     We have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 1,560,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table.

     We also have granted an option to the international managers, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 390,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

NEW YORK STOCK EXCHANGE LISTING

     Our common stock is listed on the New York Stock Exchange under the symbol "BSX".

NASD REGULATIONS

     Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of our common stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, Merrill Lynch is permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus supplement, Merrill Lynch may reduce that short position by purchasing our common stock in the open market. Merrill Lynch may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     Merrill Lynch may also impose a penalty bid on certain underwriters and selling group members. This means that if Merrill Lynch purchases shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither our company nor any of the underwriters makes any representation that the U.S. underwriters or the international managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Certain of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking transactions with our company, for which they have received customary compensation. Merrill Lynch Capital Corp., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as administrative agent under one of our $600 million 364-day credit facilities. By its terms, this credit facility requires us to use the net proceeds of this offering first to repay all amounts outstanding under the facility. Bank of America N.T. & S.A., an affiliate of Banc of America Securities LLC, serves as syndication agent, and each of Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., and U.S. Bank, N.A., an affiliate of U.S. Bancorp Piper Jaffray Inc., is a participant, under our other $600 million 364-day credit facility and under our $1.0 billion 5-year credit facility. In addition, Merrill Lynch Money Markets, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Bank of America N.T. & S.A. each serve as a dealer under our commercial paper program.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by Shearman & Sterling, New York, New York. Certain legal matters relating to our common stock will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company incorporated by reference and included, respectively, in the Company's 1998 Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference and included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing.

     The combined balance sheets of Schneider Worldwide, formerly a business of Pfizer Inc., as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1997, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                         BOSTON SCIENTIFIC CORPORATION
             Senior Debt Securities, Subordinated Debt Securities,
          Preferred Stock, Depositary Shares, Common Stock, Warrants,
               Stock Purchase Contracts and Stock Purchase Units

                               BSC CAPITAL TRUST
                              BSC CAPITAL TRUST II
                             BSC CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
                       GUARANTEED AS SET FORTH HEREIN BY

                         BOSTON SCIENTIFIC CORPORATION

     Boston Scientific Corporation ("Boston Scientific" or the "Company") may offer and sell from time to time, together or separately, the following securities in one or more series: (i) its unsecured senior debt securities (the "Senior Debt Securities") and its unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), consisting of debentures, notes or other evidences of indebtedness; (ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"); (iii) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specific series (the "Depositary Shares"); (iv) shares of its common stock, par value $0.01 per share (the "Common Stock"); (v) warrants to purchase any of the foregoing Debt Securities, Preferred Stock, Depositary Shares or Common Stock (the "Warrants"); (vi) stock purchase contracts (the "Stock Purchase Contracts") to purchase Common Stock or Preferred Stock; (vii) stock purchase units (the "Stock Purchase Units"), each Stock Purchase Unit representing ownership of a Stock Purchase Contract and Trust Preferred Securities (as defined below) or other debt obligations of third parties, including U.S. government or government agency securities securing the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts. The Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares, Warrants, Common Stock, Stock Purchase Contracts, Stock Purchase Units and the Trust Preferred Securities are collectively called the "Securities."
                            (Continued on next page)
                             ----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

     The Securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution" for indemnification arrangements for agents, dealers and underwriters.

                  The date of this Prospectus is June 3, 1999.

(Continued from front page)

     BSC Capital Trust, BSC Capital Trust II and BSC Capital Trust III (each a "Trust"), each a statutory business trust formed under the laws of the State of Delaware, may each offer and sell from time to time, preferred securities, representing preferred undivided beneficial interests in the assets of their respective Trust ("Trust Preferred Securities"). The Company will own all of the undivided beneficial ownership interests represented by the common securities of each Trust ("Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"). To the extent described herein, the Company will guarantee (each, a "Trust Guarantee") the payment of periodic cash distributions ("Distributions") with respect to Trust Preferred Securities out of monies held by the Trusts and payments on liquidation, redemption or otherwise with respect to the Trust Preferred Securities. See "Description of Trust Preferred Securities" and "Description of Trust Guarantee." Each Trust Guarantee (i) will rank junior and subordinate in right of payment to all other liabilities of the Company, except indebtedness of the Company that by its terms is subordinate or pari passu to such Trust Guarantee, and (ii) will rank pari passu with most senior preferred or preference stock of the Company. See "Description of Trust Guarantee -- Status of Trust Guarantee."

     This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

     The Company may issue and sell Subordinated Debt Securities from time to time in one or more series to a Trust or a trustee of a Trust in connection with the investment of proceeds from an offering of Trust Securities. Subordinated Debt Securities purchased by a Trust may be subsequently distributed pro rata to holders of Trust Securities of such Trust in connection with the dissolution of such Trust upon the occurrence of certain events as may be described in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). See "Description of Trust Preferred Securities" and "Description of Trust
Guarantee -- Status of the Trust Guarantee."

     One or more related Prospectus Supplements will set forth the form in which the Securities are to be issued and certain specific terms of the particular Securities described in this Prospectus, including, where applicable, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as Senior Debt Securities or Subordinated Debt Securities, maturity, premium, if any, interest rate, time and method of calculating interest, if any, date on which interest, if any, shall be payable, place where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currencies or currency units in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption or conversion, any sinking fund provisions, the purchase price, any right of the Company to defer payment of interest on the Debt Securities and the maximum length of such deferral period and other special terms; (ii) in the case of Preferred Stock or Depositary Shares, the specific designation, stated value and liquidation preference per share and number of shares offered, the purchase price, dividend rate (which may be fixed or variable), method of calculating payment of dividends, place where dividends on such Preferred Stock will be payable, any terms of redemption or conversion, dates on which dividends shall be payable and dates from which dividends shall accrue, voting and other rights, including whether interests in the Preferred Stock will be represented by Depositary Shares and, if so, the fraction of a share of Preferred Stock represented by each Depositary Share; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Warrants, the specific designation, the number, purchase price, exercise price and other terms thereof, as well as the terms on which, and the securities for which, the Warrants may be exercised; (v) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Trust Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof; and (vii) in the case of Trust

Preferred Securities, the specific designation, number of securities, liquidation amount per security, purchase price, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Trust Preferred Securities, specific terms and provisions of the Trust Guarantee and the terms upon which the proceeds of the sale of the Trust Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities.

     The Company, by filing the Registration Statement of which this Prospectus is a part, is seeking flexibility with respect to the offering of the Securities to the public. While it is likely that the offering price to the public of the Securities will be less, in no event will the offering price to the public of the Securities exceed U.S.$1.2 billion in the aggregate (or its equivalent (based on the applicable exchange rate of the time of issue), if the Securities are offered for consideration denominated in one or more foreign currencies or currency units as shall be designated by the Company). The Securities may be offered, separately or together, in separate series, in amounts at prices and on terms to be determined at the time of sale and set forth in an accompanying Prospectus Supplement. The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax considerations.

     The Common Stock is listed on the New York Stock Exchange under the trading symbol "BSX." The Prospectus Supplement will state whether any Securities offered thereby will be listed on any national securities exchange.
                             ----------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICES OF THE SECURITIES OFFERED HEREBY, INCLUDING STABILIZING TRANSACTIONS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE TRUSTS OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES HEREBY OR THEREBY OFFERED IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ANY OF THE TRUSTS SINCE SUCH DATE OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE DATE OF FILING SUCH INFORMATION WITH THE COMMISSION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: in Chicago, at Citicorp Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661 and in New York, at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by the Company. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and each of the Trusts with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus and any accompanying Prospectus Supplement omits certain of the information contained in the Registration Statement. For further information with respect to the Company, each of the Trusts and the Securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, copies of which may be obtained as provided in the preceding paragraph. Statements contained herein and any accompanying Prospectus Supplement concerning the provisions of any documents are necessarily summaries of such documents and are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission, which may be obtained as described above.

     No separate financial statements of any of the Trusts have been included or incorporated by reference herein. The Company and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because (i) all of the voting securities of each Trust are owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the Trusts has and will have no independent operations, but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations, which are described herein and in any accompanying Prospectus Supplement, pursuant to each Declaration (as defined herein) (including the obligation to pay the expenses of each Trust), the Indenture and any supplemental indentures thereto, the Subordinated Debt Securities issued to any of the Trusts and the Trust Guarantees, taken together, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the Trust Preferred Securities. See "The Trusts," "Description of Trust Preferred Securities" and "Description of Trust Guarantee."

     None of the Trusts are currently subject to the information reporting requirements of the Exchange Act. Upon the effectiveness of the Registration Statement, each Trust will become subject to such requirements; however, each of the Trusts intends to seek and expects to receive exemption therefrom. Each of the Trusts is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets the Subordinated Debt Securities and the issuance of the Trust Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-11083) are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by a Form 10-K/A dated April 28, 1999 and a Form 10-K/A2 dated June 2, 1999 (collectively, the "1998 Form 10-K").

          2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (the "March 1999 Form 10-Q").

          3. The description of the Common Stock set forth in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 3, 1992, and any amendment or report filed for the purpose of updating such description.

          4. The Company's Current Report filed on Form 8-K dated September 25, 1998, as amended by a Form 8-K/A dated November 24, 1998 and a Form 8-K/A2 dated March 31, 1999.

     All documents and reports filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents that are not specifically incorporated by reference therein). Written requests should be directed to Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. Telephone requests may be directed to (508) 650-8000.

                       CERTAIN FORWARD-LOOKING STATEMENTS

     This Prospectus, the accompanying Prospectus Supplement and the documents incorporated herein by reference contain forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements contained in this Prospectus, the accompanying Prospectus Supplement and the documents incorporated herein by reference include, but are not limited to, statements with respect to, and the Company's performance may be affected by: (a) the Company's ability to obtain benefits from the acquisition of Schneider Worldwide, formerly a member of the Medical Technologies Group of Pfizer, Inc. (the "Schneider Acquisition"), including purchased research and development and physician and hospital relationships; (b) the process, outlays and plan for the integration of businesses acquired by the Company, and the successful and timely implementation of the related plans of rationalization; (c) the impact and timing of the Company's supply chain initiatives; (d) the potential impacts of continued consolidation among healthcare providers, trends towards managed care and economically motivated buyers, healthcare cost containment, more stringent regulatory requirements and more vigorous enforcement activities; (e) the Company's belief that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves; (f) the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment; (g) the Company's ability to launch products on a timely basis, including products resulting from purchased research and development; (h) risks associated with international operations; (i) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies; (j) the Company's belief that its effective tax rate for 1999 will only increase slightly from 1998; (k) the ability of the Company to manage accounts receivable, manufacturing costs and inventory levels and mix and to react effectively to the changing managed care environment and worldwide economic conditions; (l) the ability of the Company to meet its projected cash needs through the end of 1999; (m) the ability of the global information systems to improve supply chain management; (n) the effect of litigation and compliance activities on the Company's legal provision; (o) costs and risks associated with implementing Year 2000 compliance and business process reengineering; (p) timely and uninterrupted supply of the NIR(R) coronary stent and the Company's cost to purchase the NIR(R) stent; (q) the ability to realize improved long-term returns on the Company's investments with a direct selling presence in emerging markets;
(r) the ability of the Company to obtain more permanent financing to re-finance a portion of its commercial paper and amounts borrowed under the Company's revolving credit facilities, to comply with its debt ratio through an equity issuance and to place its commercial paper at reasonable rates; (s) the Company's expectation that a minimum of $700 million of short-term debt supported by the Company's revolving credit facilities will remain outstanding through the next twelve months; (t) the Company's ability to fund development of purchased technology and to realize value assigned to in-process research and development and other intangible assets; (u) the impact of stockholder class action, patent, product liability and other litigation, the outcome of the U.S. Department of Justice investigation, and the adequacy of the Company's product liability insurance; (v) the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations; and (w) the timing, size and nature of strategic initiatives available to the Company. Several important factors, in addition to the specific factors discussed in connection with each of the forward-looking statements contained herein, in the accompanying Prospectus Supplement and in the documents incorporated herein by reference, could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein, in the accompanying Prospectus Supplement and in the documents incorporated herein by reference. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, third-party intellectual property, financial market conditions and future business decisions of Boston Scientific and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Boston Scientific. Therefore, the Company wishes to caution each reader of this Prospectus, the accompanying Prospectus Supplement and the documents incorporated herein by reference to consider carefully these factors as well as the specific factors discussed with each forward-looking statement and as disclosed in the Company's filings with the Securities and Exchange Commission as such factors, in some cases, have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed herein and in the documents incorporated herein by reference.

                                  THE COMPANY

     The Company is a worldwide developer, manufacturer and marketer of minimally invasive medical devices. Medical professionals use the Company's products in a broad range of interventional medical specialties, including cardiology, gastroenterology, neuro-endovascular therapy, pulmonary medicine, radiology, urology and vascular surgery. The Company's products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. These products provide effective alternatives to traditional surgery by reducing procedural trauma, complexity, risk to the patient, cost and recovery time. In recent years, the Company has bolstered its growth through several strategic acquisitions and alliances. Most recently, on September 10, 1998, the Company acquired Schneider Worldwide, formerly a member of the Medical Technology Group of Pfizer Inc. ("Pfizer"), for approximately $2.1 billion in cash. The purchase price was funded by the issuance of commercial paper.

     The principal executive offices of the Company are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537. Its telephone number is
(508) 650-8000.

                                     TRUSTS

     Each Trust is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each, as amended and restated, a "Declaration") executed by the Company as sponsor for such trust (the "Sponsor"), the Regular Trustees (as defined herein) and the Delaware Trustee (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on September 25, 1998, with respect to BSC Capital Trust, and on September 29, 1998, with respect to the other Trusts. The Company and each Institutional Trustee (as defined herein) will qualify the applicable Declaration as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each Trust exists for the exclusive purposes of (i) issuing and selling Trust Securities, (ii) investing the gross proceeds from the sale of such Trust Securities in Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto.

     The Company will own directly or indirectly all of the Trust Common Securities of each Trust. The Trust Common Securities of each Trust will rank pari passu, and the applicable Trust will make payments thereon pro rata, with the Trust Preferred Securities of such Trust except that, if any event of default has occurred and is continuing under its Declaration, the rights of holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of holders of the Trust Preferred Securities of such Trust. The Company will acquire Trust Common Securities of each of the Trusts in an aggregate liquidation amount equal to at least 3% of the total capital of each such Trust.

     The term of each Trust is approximately 45 years, but each Trust may be dissolved earlier as provided in its Declaration. The business and affairs of each of the Trusts will be conducted by the trustees (the "Capital Trustees") appointed by the Company as the direct or indirect holder of all of the Trust Common Securities of each such Trust. As holder of the Trust Common Securities, the Company will be entitled to appoint, remove or replace any of, or increase or reduce the number of Capital Trustees of each of the Trusts. The applicable Declaration governs the duties and obligations of the Capital Trustees. A majority of the Capital Trustees (the "Regular Trustees") of each of the Trusts will be persons who are employees or officers of, or who are affiliated with, the Company. One Capital Trustee of each Trust will be a financial institution that is unaffiliated with the Company and has minimum capital and surplus of not less than $50.0 million. That institution acts as property trustee and as indenture trustee (the "Institutional Trustee") for the purpose of compliance with the provisions of the Trust Indenture Act pursuant to terms set forth in the applicable Prospectus Supplement. In addition, unless the Institutional Trustee for a Trust maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Capital Trustee of such Trust will be an entity having a principal place of business in, or a natural person resident of, the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Trusts and any offering of Trust Securities.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in Declaration, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of Trust Preferred Securities."

     Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee for each of the Trusts is The Chase Manhattan Bank;
Attention: Corporate Trust Administration. Unless otherwise specified in the applicable Prospectus Supplement, The Chase Manhattan Bank Delaware will serve as the Delaware Trustee for each of the Trusts, and its address in the State of Delaware is 1201 North Market Street, Wilmington, New Castle County, Delaware 19801, Attention: Corporate Trust Administration. The principal place of business of each of the Trusts is c/o Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, telephone number (508) 650-8000.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Securities (including Subordinated Debt Securities issued to any of the Trusts in connection with the investment by any such Trust of all of the proceeds from the sale of Trust Preferred Securities) for general corporate purposes, including, without limitation, repurchases or redemptions of the Company's outstanding debt securities or other reductions of the Company's outstanding borrowings, working capital, business acquisitions, investments in or loans to subsidiaries, capital expenditures or for such other purposes as may be specified in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges of the Company on a consolidated basis for the periods indicated were as follows (unaudited):

                                              THREE MONTHS
                                            ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                                            ----------------   ---------------------------------------
                                            1999       1998      1998      1997   1996    1995   1994
                                            -----      -----     ----      ----   -----   ----   -----
Ratio of earnings to fixed charges........  4.99       8.44                7.24   15.76   5.07   16.98
Coverage deficiency (in thousands)........                     $(279,774)

     For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and the cumulative effect of a change in accounting plus net distributed equity in earnings of equity investees and fixed charges less capitalized interest. "Fixed charges" consist of interest expense, capitalized interest, amortization of debt issuance expenses and discount and an appropriate portion of rental expense that represents a reasonable approximation of the interest factor. "Coverage deficiency" consists of earnings, as defined above, less fixed charges.

     The ratios of earnings to fixed charges for all periods presented are not necessarily indicative of the results that may be expected for any future periods, and reflect merger-related and special charges recorded in conjunction with the Company's acquisitions and strategic alliances consummated through March 31, 1999. The Company had a coverage deficiency in 1998 as a result of noncash special charges of $646 million recorded in connection with the acquisition of Schneider Worldwide and other merger-related initiatives. These ratios should be read in conjunction with the Company's consolidated financial statements (including notes thereto) included in the 1998 Form 10-K and the Company's condensed consolidated financial statements (including notes thereto) included in the March 1999 Form 10-Q.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture (as defined herein), including the definitions therein of certain terms and those terms made part of such Indenture by reference to the Trust Indenture Act, as in effect on the date of such Indenture, and to such Debt Securities. Unless otherwise indicated, certain capitalized terms used below and not defined have the respective meanings assigned to them in the Indenture.

     The Company may issue Debt Securities from time to time in one or more series. Senior Debt Securities and/or Subordinated Debt Securities may be issued under an indenture, as amended or supplemented from time to time (as so supplemented or amended, the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture will be subject to and governed by the Trust Indenture Act.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. The Indebtedness represented by (i) Senior Debt Securities will rank on a parity with all other unsecured and unsubordinated Indebtedness of the Company and (ii) Subordinated Debt Securities will be unsecured and subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company. See "-- Subordination."

     The Indenture will provide for the issuance by the Company from time to time of Debt Securities in one or more series. The aggregate principal amount of Debt Securities which may be issued under the Indenture will be unlimited and the Indenture will set forth the specific terms of any series of Debt Securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the terms of such Debt Securities in respect of which this Prospectus is being delivered, including the following, as applicable:

          (i) the form and title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

          (ii) any limit on the aggregate principal amount of such series of Debt Securities;

          (iii) the date or dates on which the principal of such Debt Securities is payable, or the method by which such dates will be determined or extended;

          (iv) the rate or rates at which such Debt Securities shall bear interest, if any, the date or dates from which such interest will accrue, the Interest Payment Dates on which such interest will be payable, the right, if any, of the Company to defer or extend an Interest Payment Date and the Regular Record Date, if any, for interest payable on any Registered Security on any Interest Payment Date, or the method by which any of the foregoing shall be determined, and the basis upon which interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

          (v) the place or places, if any, other than or in addition to the Borough of Manhattan, The City of New York, where the principal of, and premium, if any, and interest, if any, on such Debt Securities will be payable, where any Registered Securities of the series may be surrendered for registration of transfer, where such Debt Securities may be surrendered for exchange, where such Debt Securities that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable and, if different than the location specified in the Indenture, the place or places where notices or demands to or upon the Company in respect of such Debt Securities and such Indenture may be served;

          (vi) the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company or a Holder, if the Company or a Holder thereof is to have that option;

          (vii) the obligation or the right, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (viii) if other than denominations of $1,000 and any integral multiple thereof, the denomination or denominations in which any Registered Securities of such series will be issuable and, if other than denominations of $5,000, the denomination or denominations in which any Bearer Securities of such series will be issuable;

          (ix) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

          (x) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon declaration of acceleration of the Maturity thereof under the Indenture, or the method by which such portion shall be determined;

          (xi) if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payment of principal of, or premium, if any, or interest, if any, on such Debt Securities will be payable or in which such Debt Securities will be denominated, and the particular provisions applicable thereto in accordance with, in addition to or in lieu of any provisions of the Indenture;

          (xii) whether the amount of payments of principal of, or premium, if any, or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and the manner in which such amounts will be determined;

          (xiii) whether the principal of, or premium, if any, or interest, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which (including the Election Date), and the terms and conditions upon which such election may be made, and the time and manner of determining the exchange rate between the currency in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable, in each case in accordance with, in addition to or in lieu of any of the provisions of the Indenture;

          (xiv) the designation of the initial Exchange Rate Agent, if any;

          (xv) the applicability, if any, of the defeasance or covenant defeasance provisions of the Indenture to such Debt Securities, and any provisions in modification of, in addition to or in lieu of any of the provisions of the Indenture;

          (xvi) provisions, if any, granting special rights to Holders of such Debt Securities upon the occurrence of such events as may be specified;

          (xvii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company specified in the Indenture with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein;

          (xviii) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities (with or without coupons), or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities, whether any such Debt Securities are to be issuable initially in temporary global form and whether any such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, whether Registered Securities of the series may be exchanged for Bearer Securities of the series (if permitted by applicable laws and regulations), and the circumstances under which and the place or places where any such exchanges may be made and if Debt Securities of any series are to be issuable in global form, the identity of any initial depository therefor;

          (xix) the date as of which any Bearer Securities of the series and any temporary global Security representing Outstanding Securities of the series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued;

          (xx) the Person to whom any interest in any Registered Security of the series will be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

          (xxi) if such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

          (xxii) if such Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          (xxiii) whether, under what circumstances and the currency or currencies in which the Company will pay Additional Amounts as contemplated by the Indenture on such Debt Securities to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option);

          (xxiv) if such Debt Securities are to be convertible into or exchangeable for any securities of any Person (including the Company), the terms and conditions upon which such Debt Securities will be so convertible or exchangeable;

          (xxv) whether the Debt Securities are subject to subordination and the terms of such subordination; and

          (xxvi) any other terms, conditions, rights and preferences relating to such Debt Securities.

     With respect to Debt Securities of any series denominated in U.S. dollars, the Registered Securities of such series, other than Registered Securities issued in global form (which may be of any denomination), will be issuable in denominations of $1,000 and any integral multiple thereof and the Bearer Securities of such series, other than Bearer Securities issued in global form (which may be of any denomination), will be issuable in a denomination of $5,000, unless otherwise provided in the applicable Prospectus Supplement. The Prospectus Supplement relating to a series of Debt Securities denominated in any currency other than U.S. dollars or a composite currency will specify the denominations thereof.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which is below market rates at the time of issuance. One or more series of Debt Securities may be floating rate debt securities which are exchangeable for fixed rate debt securities. The Company will describe certain federal income tax consequences and special considerations, if any, applicable to each series of Debt Securities in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the applicable Prospectus Supplement, interest, if any, on any Registered Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name such Security is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose as set forth in the Indenture; provided, however, that the Company may, at its option, pay each installment of interest, if any, on any Registered Security by (i) mailing a check for such interest installment, payable to or upon the written order of the Person entitled thereto as set forth in the Indenture, to the address of such Person as it appears on the Security Register or (ii) transferring an amount equal to such interest installment to an account located in the United States maintained by the payee.

     Holders may present Debt Securities for exchange and may present registered Debt Securities for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture and the Debt Securities and described in the applicable Prospectus Supplement. The Company will charge no service fees for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the Depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all Depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of participant's interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and any interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of a Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or Securities for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security or Securities for such Debt Securities as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security or Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form.

EVENTS OF DEFAULT

     The Indenture provides that the following shall constitute Events of Default with respect to any series of Debt Securities thereunder:

          (i) default in the payment of any interest on any Debt Security of such series, when it becomes due and payable, and continuance of such default for a period of 30 days;

          (ii) default in the payment of the principal of or premium, if any, on any Debt Security of such series when due either at its Maturity, upon acceleration, redemption or otherwise;

          (iii) default in the deposit of any sinking fund payment, when and as due by the terms of the Debt Securities of such series and the Indenture;

          (iv) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture which affects or is applicable to Debt Securities of such series (other than a default in the performance, or breach of a covenant or agreement which is specifically dealt with elsewhere in the Indenture), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of all outstanding Securities of such series, a written notice thereof;

          (v) certain events in bankruptcy, insolvency or reorganization of the Company; and

          (vi) any other Event of Default provided with respect to Debt Securities of such series.

     No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

     The Indenture provides that if an Event of Default specified in clause (i),
(ii), (iii), (iv) or (vi) above occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal of all such Debt

Securities (or, in the case of Original Issue Discount Securities or Indexed Securities, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable immediately. If an Event of Default specified in clause (v) above occurs and is continuing, then the principal of all such Debt Securities (or, in the case of Original Issue Discount Securities or Indexed Securities, such portion of the principal amount thereof as may be specified in the terms thereof) will be due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder. In certain cases, Holders of a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of Holders of all such Debt Securities, rescind and annul a declaration of acceleration.

     The Indenture provides that the Trustee will not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture. The Indenture provides that no Holder of Debt Securities of any series may institute any proceedings, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee thereunder to act for 60 days after it has received a request to enforce the Indenture by Holders of at least 25% in aggregate principal amount of the then Outstanding Debt Securities of such series (in the case of an Event of Default specified in clause (i), (ii), (iii), (iv) or (vi) above) or a request to enforce the Indenture by Holders of at least 25% in aggregate principal amount of all of the Debt Securities then Outstanding (in the case of an Event of Default specified in clause (v) above), and an offer of reasonable indemnity. This provision will not prevent any Holder of Debt Securities from enforcing payment of principal thereof, and premium, if any, and interest, if any, thereon at the respective due dates thereof. Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to Debt Securities of such series. The Trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with such Indenture or involve it in personal liability or which would be unjustly prejudicial to Holders not joining therein.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder, give to Holders of Debt Securities of such series notice of such default if such default has not been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, or interest on, or in the payment of any sinking fund installment in respect of, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of Holders of the Debt Securities of such series.

     The Company will be required to file annually with the Trustee an Officers' Certificate as to compliance with all conditions and covenants under the terms of the Indenture.

MODIFICATION AND WAIVER

     Modifications of and amendments to the Indenture may be made by the Company and the Trustee thereunder with the consent of Holders of a majority in principal amount of the outstanding Debt Securities of each series issued under the Indenture that is affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the Stated Maturity of the principal of, or premium, if any, or any installment of interest on any Debt Security of such series, or reduce the principal amount thereof, or premium, if any, or the rate of interest, if any, thereon, or change any obligation of the Company to pay Additional Amounts (except as contemplated or permitted by the Indenture), or reduce the amount of principal of an Original Issue Discount Security of such series that would be due and payable upon a declaration of acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, or adversely affect any right of repayment at the option of any Holder of any Debt Security of such series, or change any Place of Payment where, or the currency in which, any Debt Security of such series or premium, if any, or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date, as the case may be), or adversely affect any right to convert or exchange any Debt Security;
(ii) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain defaults applicable to such series thereunder and their consequences provided for in the Indenture, or reduce the quorum or voting with respect to Debt Securities of such series; or (iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture which affect such series cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby.

     The Company may, with respect to any series of Debt Securities, omit in any particular instance to comply with certain restrictive provisions of the Indenture if Holders of at least a majority in principal amount of all Outstanding Debt Securities affected by such term, provision or condition, by Act of such Holders, waive such compliance in such instance with such term, provision or condition, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company and the duties of the Trustee to Holders of Debt Securities of such series in respect of any such term, provision or condition will remain in full force and effect. Holders of a majority in principal amount of the outstanding Debt Securities of each series (in the case of an Event of Default specified in clause (i), (ii), (iii), (iv) or (vi) in "Events of Default," above) or the Holders of a majority in principal amount of all of the Debt Securities then Outstanding (in the case of an Event of Default specified in clause (v) in "Events of Default," above) may, on behalf of all such Holders, waive any past default under the Indenture with respect to Debt Securities of that series except a default in the payment of the principal of, or premium, if any, or interest, if any, on any such Debt Security and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each outstanding Debt Security affected thereby.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Company shall not consolidate with or merge with or into any other corporation or transfer all or substantially all of its property and assets as an entirety to any Person, unless (i) either the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia which expressly assumes all of the obligations of the Company under each series of Debt Securities and the Indenture with respect to each such series and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no event which, after notice or passage of time or both, would become an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Subsidiary or Subsidiaries.

LIMITATION ON LIENS

     The Indenture will provide that with respect to each series of Senior Debt Securities, unless otherwise set forth in the related Prospectus Supplement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for: (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary; (vi) Liens in existence on the date of the first issuance by the Company of Senior Debt Securities issued pursuant to the Indenture; provided that no such Lien is spread to cover any additional property after such date and that the amount of Debt secured thereby is not increased; (vii) Liens securing Debt of the Company and its Subsidiaries incurred to finance the acquisition of fixed or capital assets; provided that
(A) such Liens will be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Debt and (C) the amount of Debt secured thereby is not increased; (viii) Liens on the property or assets of a corporation that becomes a Subsidiary after the date hereof; provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) any such Lien is not spread to cover any property or assets or such corporation after the time such corporation becomes a Subsidiary, and (C) the amount of Debt secured thereby is not increased; and
(ix) Liens (not otherwise permitted hereunder) (A) which secure obligations not exceeding the greater of $100.0 million or 15% of Consolidated Net Worth of the Company, in each case in aggregate amount at any time outstanding, or (B) with respect to which the Company effectively provides that the Senior Debt Securities outstanding hereunder are secured equally and ratably with (or, at the option of the Company, prior to) the Debt secured by such Lien.

DEFEASANCE

     If so specified in the Prospectus Supplement with respect to Debt Securities of any series, the Company at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain Paying Agencies, and hold money for payment in trust) or (ii) will not be subject to certain specified covenants with respect to the Debt Securities of such series as set forth in the related Prospectus Supplement, in each case if the Company deposits with the Trustee, in trust, money or Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, the Outstanding Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option, the Company is required to deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (i), either a ruling to such effect received from or published by the U.S. Internal Revenue Service or an opinion that there has been a change in applicable federal income tax law to such effect. The Company is required to deliver to the Trustee an Officer's Certificate stating that no Event of Default with respect to the Debt Securities of such series has occurred and is continuing.

CONVERSION RIGHTS AND EXCHANGE RIGHTS

     The terms and conditions, if any, upon which any of the Debt Securities are convertible into or exchangeable for Common Stock or other securities or property of the Company will be set forth in the related Prospectus Supplement. Such terms shall include the conversion or exchange price (or manner of calculation thereof), the exchange or conversion period, provisions as to whether conversion or exchange is mandatory at the option of the Holder or at the option of the Company, and may include provisions pursuant to which the number of shares, other securities or property of the Company to be received by the

Holders of Debt Securities would be calculated. The conversion or exchange price of any Debt Securities of any series that is convertible into Common Stock, Preferred Stock or Depositary Shares of the Company may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable Prospectus Supplement.

SUBORDINATION

     Certain provisions of the Indenture relating to the subordination of the Subordinated Debt Securities are summarized below. The extent to which a particular series of Subordinated Debt Securities is subordinated to other indebtedness of the Company will be set forth in the Prospectus Supplement for that series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions. The particular terms of subordination of an issue of Subordinated Debt Securities may supersede the general provisions of the Indenture summarized below.

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities will be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Company to make payment of the principal of and premium, if any, and interest, if any, on the Subordinated Debt Securities will not otherwise be affected. Except as provided in a Prospectus Supplement and the related supplemental indenture, if any, no payment of principal or interest may be made on the Subordinated Debt Securities at any time if a default on Senior Indebtedness exists that permits the holders of such Senior Indebtedness to accelerate its maturity and the default is the subject of judicial proceedings or the Company has received notice of such default. Such supplemental indenture may also provide that Subordinated Debt Securities issued thereunder are subordinated and junior in right of payment to the prior payment in full of future senior subordinated debt securities, if any. After all Senior Indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, Holders of the Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent that distributions otherwise payable to such Holders have been applied to the payment of Senior Indebtedness. By reason of such subordination, in the event of any distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of Subordinated Debt Securities.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if such Trustee acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of the Company or any of its affiliates will have any personal liability in respect of the obligations of the Company under the Indenture or the Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Indenture is, and the Debt Securities offered hereby will be, governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of any series of Preferred Stock to which any Prospectus Supplement may relate. Particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Second Restated Certificate of Incorporation of the Company as amended (the "Charter"), and the Certificate of Designation (the "Certificate of Designation") relating to a particular series of Preferred Stock which will be in the form filed or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

GENERAL

     Under the Charter and the Restated By-laws of the Company (the "By-laws"), which are filed as exhibits to the Registration Statement of which this Prospectus is a part, the board of directors of the Company (the "Board of Directors") is authorized without further shareholder action to adopt resolutions providing for the issuance of up to 50,000,000 shares of Preferred Stock, in one or more series, and to fix by resolution any of the powers, designations, preferences and relative dividend participation, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and the number of shares constituting each such series. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. As of the date of this Prospectus, the Company had no shares of Preferred Stock outstanding.

     The Prospectus Supplement relating to a particular series of Preferred Stock offered will describe the specific terms, including, where applicable: (i) the title, designation, number of shares and stated value of such Preferred Stock; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rates, if any (or method of calculation), whether such rate is fixed or variable or both, and the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) the dates on which the Preferred Stock will be subject to redemption and the applicable redemption prices; (v) any redemption or sinking fund provisions; (vi) the convertibility or exchangeability of such Preferred Stock; (vii) if other than United States dollars, the currency or currencies (including composite currencies) in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or the value, rate or price relevant to such calculation; (ix) the place where dividends and other payments on the Preferred Stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the Preferred Stock; (x) any listing of such Preferred Stock on any securities exchange; and (xi) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

     The federal income tax consequences and special considerations applicable to any such series of Preferred Stock will be generally described in the Prospectus Supplement related thereto.

RANK

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will rank pari passu as to dividends and liquidation rights in all respects with each other series of Preferred Stock.

DIVIDENDS

     Holders of Preferred Stock of each series will be entitled to receive cash dividends, when and as declared by the Board of Directors out of assets of the Company legally available for payment, at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series of Preferred Stock. Each dividend will be payable to holders of record as they appear on the stock books of the Company on the record dates fixed by the Board of Directors or a duly authorized committee thereof. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rates may be fixed or variable or both. Dividends on any series of the Preferred Stock may be cumulative or noncumulative as provided in the Prospectus Supplement relating thereto. Except as provided in the related Prospectus Supplement, no series of Preferred Stock will be entitled to participate in the Company's earnings or assets.

LIQUIDATION RIGHTS

     Unless otherwise stated in the related Prospectus Supplement, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class of stock ranking junior to such series of Preferred Stock upon liquidation, liquidating distributions in an amount set forth in the Prospectus Supplement related to such series of Preferred Stock, plus an amount equal to all accrued and unpaid dividends up to the date fixed for distribution for the current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such series of Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, amounts payable with respect to a series of Preferred Stock and any other shares of capital stock of the Company ranking pari passu as to any distribution with such series of Preferred Stock are not paid in full, holders of such series of Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment in full of the liquidating distribution to which they are entitled, holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

     Neither the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Company, the consolidation or merger of the Company with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Company, will be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION AND SINKING FUND

     The terms, if any, on which shares of a series of Preferred Stock may be subject to optional or mandatory redemption, in whole or in part, or may have the benefit of a sinking fund, will be set forth in the Prospectus Supplement relating to such series.

VOTING RIGHTS

     Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, holders of Preferred Stock issued pursuant to this Prospectus and any related Prospectus Supplement will not be entitled to vote.

CONVERSION AND EXCHANGE RIGHTS

     The terms, if any, on which shares of any series of Preferred Stock are convertible or exchangeable will be set forth in the Prospectus Supplement relating thereto. The Prospectus Supplement will describe the securities or rights into which such shares of Preferred Stock are convertible or exchangeable (which may include other Preferred Stock, Debt Securities, Depositary Shares, Common Stock or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rules, the conversion or exchange period and any other related provisions. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the consideration to be received by holders of such series of Preferred Stock would be calculated as of a time and in the manner stated in such Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent, registrar and dividend disbursement agent for each series of Preferred Stock will be designated in the related Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following description of the terms of the Depository Shares sets forth certain general terms and provisions of Depositary Shares to which any Prospectus Supplement may relate. Particular terms of the Depositary Shares offered by any Prospectus Supplement, and the related Deposit Agreement and Depositary Receipt, and the extent, if any, to which such general provisions may apply to such Deposit Agreement, Depositary Shares and Depositary Receipt, will be described in the Prospectus Supplement relating to such Depositary Shares. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the applicable Deposit Agreement, which will be in the form filed or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Depositary Shares, as well as the Charter or any Certificate of Designation describing the applicable series of Preferred Stock.

GENERAL

     The Company may, at its option, elect to offer fractional interests in shares of a series of Preferred Stock as Depositary Shares, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for such Depositary Shares will be issued by the Company, each of which will represent a fraction of a share of a particular class or series of Preferred Stock, as described in the related Prospectus Supplement.

     Shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (a "Deposit Agreement"), between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50 million (a "Preferred Stock Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary with respect to such Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all of the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, conversion, exchange, redemption, and liquidation rights, if any).

     Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of Preferred Stock as described in the applicable Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a series of Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as possible, to the number of such Depositary Receipts owned by such holders on the relevant record date (subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary). The

Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed will be held by the Preferred Stock Depositary and added to and treated as part of the next sum received by such Preferred Stock Depositary for distribution to record holders of Depositary Shares then outstanding.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, in proportion to the number of such Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable to effect such distribution, including the public or private sale of such property and distribution of the net proceeds from such sale to such holders.

     The amount so distributed to record holders of Depositary Receipts in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock will be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from redemption, in whole or in part, of such class or series of Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and other amounts per share, if any, payable in respect of such class or series of Preferred Stock. Whenever the Company redeems Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the Preferred Stock Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to record holders of the Depositary Receipts evidencing the Depositary Shares of such class or series of Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the related class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such shares of Preferred Stock. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is taken in good faith and does not result from the negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of related Preferred Stock as set forth in the related Prospectus Supplement.

CONVERSION AND EXCHANGE OF PREFERRED STOCK

     If any series of Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable Prospectus Supplement relating thereto, each record holder of Depositary Receipts will have the right or obligation to convert or exchange the Depositary Shares represented by such Depositary Receipts pursuant to the terms thereof.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between the Company and the Preferred Stock Depositary. However, amendments, if any, which materially and adversely alter the rights of holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights of holders of the underlying Preferred Stock, will be ineffective unless such amendment has been approved by holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. Every holder of outstanding Depositary Receipts at the time such amendment, if any, becomes effective will be deemed, by continuing to hold such Depositary Receipt, to consent to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if a majority of each class or series of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts, together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipts. Additionally, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares related thereto have been redeemed, (ii) there has been a final distribution in respect of the Preferred Stock underlying such Depositary Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts or (iii) each share of related Preferred Stock has been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the Preferred Stock Depositary's fees and charges in connection with the initial deposit of the Preferred Stock and initial issuance of Depositary Receipts and any redemption or conversion of the Preferred Stock. Holders of Depositary Receipts will pay all other transfer and other taxes, governmental charges and fees and charges of the Preferred Stock Depositary that are not expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove any Preferred Stock Depositary. Any such resignation or removal will take effect upon the appointment of a successor Depositary and such successor Depositary's acceptance of the appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million.

MISCELLANEOUS

     The Preferred Stock Depositary will forward all reports and communications from the Company which are delivered to the Preferred Stock Depositary and which the Company is required or otherwise determines to furnish to holders of the Preferred Stock.

     Neither any Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Company and any Preferred Stock Depositary under a Deposit Agreement will be limited to performing in good faith their duties thereunder (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct excepted. The Company and any Preferred Stock Depositary will not be obligated under the Deposit Agreement to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of any Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed and presented by the proper party or parties.

                          DESCRIPTION OF COMMON STOCK

     The following description of the terms of the Common Stock sets forth certain general provisions of the Common Stock as contained in the Charter and By-laws and is qualified in its entirety by reference to the Charter and By-laws.

GENERAL

     The Company is currently authorized to issue up to of 600,000,000 shares of Common Stock. As of March 31, 1999, there were approximately 395.7 million shares of Common Stock outstanding. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is listed on the NYSE under the symbol "BSX."

     Holders of Common Stock have no preemptive, subscription, redemption or conversion rights and the Common Stock is not subject to redemption. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of Preferred Stock, whether currently outstanding or designated and issued in the future. See "Description of Preferred Stock."

DIVIDENDS

     Subject to the preferences of holders of Preferred Stock, holders of Common Stock are entitled to dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

VOTING RIGHTS

     Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of Preferred Stock, the voting power of the Company is held by holders of the Common Stock. Each holder of Common Stock is entitled to one vote for each share held. Holders of Common Stock are not entitled to cumulative voting rights and, therefore, holders of a plurality of shares voting in the election of directors may elect the entire class of the Board of Directors standing for election at a shareholders' meeting at which a quorum is present. In that event, holders of the remaining shares of Common Stock would not be able to elect any director to the Board of Directors. The Company's Charter requires that the Board of Directors be staggered, consisting of three classes of directors which are as nearly equal in number as possible.

LIQUIDATION AND DISSOLUTION

     Except as otherwise provided by the designation of the preferences, limitations and relative rights of any series of Preferred Stock, in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment has been made to holders of each series of Preferred Stock of the full amount to which they are entitled, holders of shares of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets available for distribution to holders of the Common Stock.

CERTAIN PROVISIONS OF DELAWARE LAW, THE CHARTER AND THE BY-LAWS

     The Company is subject to the provisions of the General Corporate Law of Delaware. Section 203 of the General Corporate Law of Delaware prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combinations are approved in a prescribed manner. A "business combination" includes mergers, assets sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates owns, or within three years did own, 15% or more of the corporation's voting stock.

     As permitted by the General Corporation Law of Delaware, the Company's Charter provides that Directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except in certain circumstances involving wrongful acts, such as the breach of a directors duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Charter and By-laws also contain provisions requiring the Company to indemnify the Company Directors and officers to the fullest extent permitted by the General Corporate Law of Delaware. In addition, the Company has entered into indemnification agreements with each of its Directors and executive officers. These agreements provide rights of indemnification substantially similar to and in certain respects broader than those provided by the Charter and By-laws.

     The Certificate and the By-laws provide that the Board of Directors be divided into three classes of Directors as nearly equal in size as possible, with staggered three year terms. The Charter provides that vacancies on the Board may only be filled by a majority of the Board then in office and further provides that Directors may only be removed by the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of Directors.

     The Charter provides that stockholder action can only be taken at an annual or special meeting of stockholders and that the business permitted to be conducted at any meeting of stockholders is limited to the business brought before the meeting by the Chairman of the Board or the President of the Company or at the request of a majority of the members of the Board. The Charter and By-laws provide that special meetings of stockholders can be called only by the Chairman of the Board of the Company or pursuant to a resolution approved by a majority of the total number of Directors which the Company would have if there were no vacancies on the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

     The Charter prohibits the Company, with certain exceptions, from purchasing any shares of the Company's stock from any person, entity or group that beneficially owns 5% or more of the Company's voting stock at an above-market price, unless a majority of the Company's disinterested stockholders approve the transaction. In addition, the Charter empowers the Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders and to consider constituencies other than stockholders.

     The General Corporation Law of Delaware provides generally that the vote of a majority of shares entitled to vote is required to act on most matters and to amend a corporation's certificate of incorporation. The Certificate and the By-laws contain provisions requiring the affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, to amend certain provisions of the Charter and the By-laws, including certain of the foregoing provisions. Such a supermajority vote would be in addition to any separate class vote that might in the future be required with respect to shares of Preferred Stock then outstanding.

     The foregoing and other provisions of Delaware law and the Company's Charter and By-laws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is Boston Equiserve.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. Particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement relating to each series of Warrants, which will be in the form filed or incorporated by reference in the Registration Statement at or prior to the time of the issuance of such series of Warrants.

GENERAL

     The Company may issue Warrants to purchase Debt Securities, Preferred Stock, Depositary Shares, Common Stock or any combination thereof (collectively, the "Underlying Warrant Securities"). Such Warrants may be issued independently or together with any such series of Underlying Warrant Securities and may be attached or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants.

     An applicable Prospectus Supplement will describe the terms of any series of Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants and the number of such Underlying Warrant Securities issuable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right will expire;
(viii) whether such Warrants will be issued in registered form or bearer form;
(ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any;

(xiii) if applicable, a discussion of certain U.S. federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     The Warrant Agreement for a series of Warrants may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the Warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The following description of the terms of the Stock Purchase Contracts and Stock Purchase Units sets forth certain general terms and provisions of the Stock Purchase Contracts and/or Stock Purchase Units to which any Prospectus Supplement may relate. Particular terms of the Stock Purchase Contracts and/or Stock Purchase Units offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Stock Purchase Contracts and/or Stock Purchase Units so offered will be described in the Prospectus Supplement relating to such Stock Purchase Contracts and/or Stock Purchase Units.

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to holders, a specified number of shares of Common Stock, Preferred Stock or Depositary Shares at a future date. The consideration per share of Common Stock, Preferred Stock or Depositary Shares may be fixed at the time that the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such Stock Purchase Contract upon the occurrence of certain events. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units"), consisting of a Stock Purchase Contract and Debt Securities, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders' obligations to purchase Common Stock, Preferred Stock or Depositary Shares under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to holders of the Stock Purchase Units, or vice versa, and such payments may be unsecured or prefunded. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     Each applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The following description of the terms of the Trust Preferred Securities sets forth certain general terms and provisions of the Trust Preferred Securities to which any Prospectus Supplement may relate. Particular terms of the Trust Preferred Securities offered by any Prospectus Supplement and the extent, if any, to which such general terms and provisions may apply to the Trust Preferred Securities so offered will be described in the Prospectus Supplement relating to such Trust Preferred Securities.

     Each Trust may issue, from time to time, one or more series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration authorizes the Regular Trustees of each Trust to issue one or more series of Trust Preferred Securities on behalf of the respective Trust. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional

Trustee for each Trust, an independent trustee, will act as indenture trustee for the Trust Preferred Securities to be issued by such Trust for purposes of compliance with the Trust Indenture Act.

     The Trust Preferred Securities will have such terms, including with respect to distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall established by the Regular Trustees of the applicable Trust in accordance with the Declaration of such Trust or as shall be set forth in such Declaration or made part of such Declaration by the Trust Indenture Act.

     Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of the applicable Trust for specific terms of such Trust Preferred Securities, including (i) the distinctive designation of such Trust Preferred Securities; (ii) the aggregate number of Trust Preferred Securities to be issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for such Trust Preferred Securities and the date or dates upon which such distributions will be payable; provided, however, that distributions on the Trust Preferred Securities shall, subject to any deferral provisions, and any provisions for payment of defaulted distributions, be payable on a periodic basis to holders of Trust Preferred Securities as of a record date in each period during which Trust Preferred Securities are outstanding; (iv) any right of such Trust to defer periodic distributions on such Trust Preferred Securities as a result of any interest deferral right exercised by the Company on the Subordinated Debt Securities held by such Trust;
(v) whether distributions on such Trust Preferred Securities will be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or the method of determining the date or dates from which distributions on such Trust Preferred Securities will be cumulative; (vi) the amount or amounts which will be paid out of the assets of such Trust to holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vii) the obligation or option, if any, of such Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, such Trust Preferred Securities will be purchased or redeemed, in whole or in part, pursuant to such obligation or option; (viii) the voting rights, if any, of such Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by holders of such Trust Preferred Securities as a condition to specified action or amendments to the applicable Declaration; (ix) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Trust Preferred Securities; (x) if applicable, any securities exchange upon which such Trust Preferred Securities shall be listed; (xi) whether such Trust Preferred Securities are convertible or exchangeable, and if so, the securities or rights into which such Trust Preferred Securities are convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected; (xii) the method by which amounts payable in respect of such Trust Preferred Securities may be calculated and any commodities, currencies, currency units or composite currencies, or indices, or value, rate or price, relevant to such calculation; and (xiii) any other relevant rights, preferences, privileges, limitations or restrictions of such Trust Preferred Securities not inconsistent with the applicable Declaration or with applicable law.

     All Trust Preferred Securities offered will be guaranteed by the Company to the extent set forth below under "Description of Trust Guarantee." The Trust Guarantees of the Company, when taken together with the Company's obligations under the Subordinated Debt Securities and the relevant supplemental indenture, and its obligations under each Declaration, including the Company's obligations to pay costs, expenses, debts and liabilities of each Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee, on a subordinated basis, of amounts due on the Trust Preferred Securities. The payment terms of the Trust Preferred Securities issued by a Trust will be the same as the Subordinated Debt Securities issued to such Trust by the Company. The Prospectus Supplement relating to any offering of Trust Preferred Securities will describe certain U.S. federal income tax considerations applicable thereto.

TRUST COMMON SECURITIES

     In connection with the issuance of Trust Preferred Securities, a Trust will issue Trust Common Securities. Each Declaration authorizes the Regular Trustees to issue on behalf of a Trust one or more series of Trust Common Securities having such terms, including with respect to distributions, redemption, voting, liquidation rights or other restrictions as shall be established by such Regular Trustees in accordance with such Declaration or as shall otherwise be set forth therein. The terms of Trust Common Securities of a Trust will be substantially identical to the terms of the related Trust Preferred Securities of such Trust, and such Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with such Trust Preferred Securities except that, upon an event of default under its Declaration, the rights of holders of such Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of holders of such Trust Preferred Securities. Except in certain limited circumstances, Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Capital Trustees of the applicable Trust. The Company will own directly or indirectly all of the Trust Common Securities of each of the Trusts.

                         DESCRIPTION OF TRUST GUARANTEE

     The following description of the terms of the Trust Guarantees which will be executed and delivered by the Company for the benefit of holders from time to time of Trust Preferred Securities sets forth certain general terms and provisions of the Trust Guarantees to which any Prospectus Supplement may relate. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to all of the provisions in each Trust Guarantee, which will be in the form filed with or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of Trust Preferred Securities, and those made part of the Trust Guarantee by the Trust Indenture Act, as in effect on the date of such Trust Guarantee, and to such Trust Preferred Securities.

GENERAL

     Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Chase Manhattan Bank, an independent trustee, will act as indenture trustee under each Trust Guarantee (the "Guarantee Trustee") for the purposes of compliance with the provisions of the Trust Indenture Act. Pursuant to each Trust Guarantee, unless otherwise specified in the applicable Prospectus Supplement, the Company will agree, to the extent set forth therein, to pay in full, on a subordinated basis, to holders of Trust Preferred Securities, the Trust Guarantee Payments (as defined herein) (except to the extent paid by the applicable Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Trust may have or assert. The following payments or distributions with respect to Trust Preferred Securities, to the extent not paid by or on behalf of the applicable Trust (the "Guarantee Payments"), will be subject to a Trust Guarantee (without duplication): (i) any accrued and unpaid distributions which are required to be paid on Trust Preferred Securities, to the extent the applicable Trust has funds available therefor; (ii) with respect to any Trust Preferred Securities called for redemption by a Trust, the redemption price (the "Redemption Price") and all accrued and unpaid distributions to the date of redemption, to the extent such Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of a Trust (other than in connection with the distribution of Subordinated Debt Securities to holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent such Trust has funds available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of such Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to holders of Trust Preferred Securities or by causing the applicable Trust to pay such amounts to such holders.

     The Trust Guarantees will not apply to any payment of distributions except to the extent a Trust has funds available therefor. If the Company does not make interest or principal payments on the Subordinated Debt Securities purchased by a Trust, such Trust will not have funds available for, and will not pay, distributions on Trust Preferred Securities.

     The Company has also agreed separately to guarantee the obligations of each Trust with respect to Trust Common Securities (the "Common Securities Guarantee") to the same extent as a Trust Guarantee, except that upon an Event of Default under a Declaration, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     Unless otherwise specified in the applicable Prospectus Supplement, in the applicable Trust Guarantee, the Company will covenant that, so long as any applicable Trust Preferred Securities remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Guarantee or Declaration, then (a) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in satisfaction of the Company's obligations under any employee benefit plans, systematic stock repurchase program, or in satisfaction of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase its capital stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being so converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, and (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan), (b) the Company will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of its debt securities which rank junior to the Subordinated Debt Securities and (c) the Company will not make any guarantee payments with respect to the foregoing (other than payments pursuant to a Trust Guarantee or a Common Securities Guarantee).

MODIFICATION OF THE TRUST GUARANTEE; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities (in which case no consent will be required), a Trust Guarantee may be amended only with the prior approval of holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval of holders of the Trust Preferred Securities will be set forth in the accompanying Prospectus Supplement. All guarantees and agreements contained in the Trust Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of holders of the applicable Trust Preferred Securities then outstanding.

TERMINATION

     A Trust Guarantee will terminate (a) upon full payment of the Redemption Price of all applicable Trust Preferred Securities then outstanding, (b) upon distribution of the Subordinated Debt Securities held by such Trust to the applicable holders of Trust Preferred Securities or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of a Trust. A Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid to it under Trust Preferred Securities or a Trust Guarantee.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     Holders of a majority in liquidation amount of the Trust Preferred Securities issued by a Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Guarantee Trustee or to direct the exercise of any trust or power conferred upon such Guarantee Trustee. If a Guarantee Trustee fails to enforce a Trust Guarantee, any record holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under such Trust Guarantee without first instituting a legal proceeding against the applicable Trust, such Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a payment required under a Trust Guarantee, a record holder of Trust Preferred Securities may directly institute a proceeding against the Company for enforcement of such Trust Guarantee for such payment to the record holder of Trust Preferred Securities of the principal of or interest on the applicable Debt Securities on or after the respective due dates specified in the Debt Securities, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all Trust Preferred Securities issued by the applicable Trust. The Company waives any right or remedy to require that any action be brought first against each Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE TRUST GUARANTEES

     Each of the Trust Guarantees will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, except those liabilities of the Company made pari passu or subordinate by their terms; (ii) pari passu with most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered by the Company in respect of any preferred or preference stock of any affiliate of the Company; and (iii) senior to the Common Stock of the Company. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities, by acceptance thereof, agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

     Each Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in the applicable Trust Guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The foregoing will not relieve the Guarantee Trustee, upon the occurrence of an event of default under a Trust Guarantee, from exercising the rights and powers vested in it by such Trust Guarantee.

APPLICABLE LAW

     The Trust Guarantees will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities and the Trusts may sell the Trust Preferred Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and/or (iv) directly by the Company or, in the case of Trust Preferred Securities, by the Trusts, to purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited directly by the Company or the Trusts or by agents designated by the Company or the Trusts from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or by any Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment (ordinarily five business days or less). Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If Securities are sold by means of an underwritten offering, the Company and, in the case of an offering of Trust Preferred Securities, the applicable Trust, will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

     The Company or any of the Trusts, as applicable, may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company or any such Trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or any of the Trusts, as applicable, will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company or any of the Trusts, as applicable, and the sale thereof may be made by the Company or any of the Trusts directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or any of the Trusts, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or any such Trust and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     If so indicated in the applicable Prospectus Supplement, the Company or any of the Trusts, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company or any such Trust at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company or any of the Trusts, as applicable.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company or any of the Trusts, as applicable, to indemnification by the Company or any such Trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

     Agents, underwriters, dealers and remarketing firms may, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

     The place and time of delivery for Securities will be set forth in the accompanying Prospectus Supplement for such Securities.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company, BSC Capital Trust, BSC Capital Trust II and BSC Capital Trust III, as the case may be, by Shearman & Sterling, New York, New York. Certain matters of Delaware Law relating to the validity of the Trust Preferred Securities will be passed upon for the Company and the Trusts by Prickett, Jones, Elliott & Kristol, special counsel to the Company, BSC Capital Trust, BSC Capital Trust II and BSC Capital Trust III. If the Securities are being distributed in an underwritten offering, the validity of the Securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company incorporated by reference and included, respectively, in the Company's 1998 Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference and included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been incorporated herein by reference in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

     The combined balance sheets of Schneider Worldwide, formerly a business of Pfizer Inc., as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1997, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                               13,000,000 SHARES

                            [BOSTON SCIENTIFIC LOGO]

                                  COMMON STOCK

                             ----------------------

                             PROSPECTUS SUPPLEMENT
                             ----------------------

                              MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                         BANC OF AMERICA SECURITIES LLC
                            BEAR, STEARNS & CO. INC.
                             DAIN RAUSCHER WESSELS
                    a division of Dain Rauscher Incorporated

                           DEUTSCHE BANC ALEX. BROWN
                           U.S. BANCORP PIPER JAFFRAY

                                        , 1999

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